Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
TAILORED BRANDS, INC., et al.,[1]	)	Case No. 20-33900 (MI)
)
Debtors.	)	(Jointly Administered)
)

DEBTORS’ FIFTH AMENDED JOINT PLAN OF
REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS PLAN IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE INFORMATION IN THE PLAN IS SUBJECT TO CHANGE. THIS PLAN IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

Matthew D. Cavenaugh (TX Bar No. 24062656)		Joshua A. Sussberg, P.C. (admitted pro hac vice)
Kristhy Peguero (TX Bar No. 24102776)		Christopher Marcus, P.C. (admitted pro hac vice)
Veronica A. Polnick (TX Bar No. 24079148)		Aparna Yenamandra (admitted pro hac vice)
Victoria Argeroplos (TX Bar No. 24105799)		KIRKLAND & ELLIS LLP
JACKSON WALKER LLP		KIRKLAND & ELLIS INTERNATIONAL LLP
1401 McKinney Street, Suite 1900		300 North LaSalle Street
Houston, Texas 77010		Chicago, Illinois 60654
Telephone:	(713) 752-4200	Telephone:	(312) 862-2000
Facsimile:	(713) 752-4221	Facsimile:	(312) 862-2200
Email:	mcavenaugh@jw.com	Email:	joshua.sussberg@kirkland.com
	kpeguero@jw.com		cmarcus@kirkland.com
	vpolnick@jw.com		aparna.yenamandra@kirkland.com
vargeroplos@jw.com
Co-Counsel to the Debtors and Debtors in Possession		-and-
James H.M. Sprayregen, P.C.

KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022
		Telephone:	(212) 446-4800
		Facsimile:	(212) 446-4900
		Email:	james.sprayregen@kirkland.com

Dated: November 13, 2020		Co-Counsel to the Debtors and Debtors in Possession

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://cases.primeclerk.com/TailoredBrands. The location of the Debtors’ service address in these chapter 11 cases is: 6100 Stevenson Boulevard, Fremont, California 94538.

i

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1

A.	Defined Terms	1
B.	Rules of Interpretation	17
C.	Computation of Time	18
D.	Governing Law	18
E.	Reference to Monetary Figures	18
F.	Reference to the Debtors or the Reorganized Debtors	18
G.	Controlling Document	18
H.	Consent Rights	18

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP ABL FACILITY CLAIMS, PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES		19

A.	Administrative Claims	19
B.	Professional Fee Claims	19
C.	DIP ABL Facility Claims	20
D.	Swap Claims	21
E.	Priority Tax Claims	21
F.	United States Trustee Statutory Fees	21

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		22

A.	Classification of Claims and Interests	22
B.	Treatment of Claims and Interests	22
C.	Special Provision Governing Unimpaired Claims	27
D.	Elimination of Vacant Classes	27
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	27
F.	Intercompany Interests	27
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	27
H.	Controversy Concerning Impairment	28
I.	Subordinated Claims	28

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		28

A.	General Settlement of Claims and Interests	28
B.	Restructuring Transactions	28
C.	The Reorganized Debtors	29
D.	Sources of Consideration for Plan Distributions	29
E.	Corporate Existence	31
F.	Vesting of Assets in the Reorganized Debtors	31
G.	Cancellation of Existing Agreements and Interests	32
H.	Corporate Action	33
I.	New Organizational Documents	33
J.	Directors and Officers of the Reorganized Debtors	33
K.	Effectuating Documents; Further Transactions	34
L.	Certain Securities Law Matters	34
M.	Section 1146 Exemption	34
N.	Employee Matters	35
O.	Management Incentive Plan	36
P.	Long-Term Incentive Plan	36
Q.	Change in Control Severance Plans	36
R.	Preservation of Causes of Action	36
S.	The Liquidating Trust	37
T.	Tax Treatment of the Liquidating Trust and the Cash Option	38
U.	Closing the Chapter 11 Cases	39

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	39
B.	Indemnification Obligations	40
C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	41
D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	41
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	42
F.	Surety Bonds	42
G.	Insurance Policies	43
H.	Reservation of Rights	43
I.	Nonoccurrence of Effective Date	43
J.	Contracts and Leases Entered Into After the Petition Date	43

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		44

A.	Timing and Calculation of Amounts to Be Distributed	44
B.	Disbursing Agent	44
C.	Rights and Powers of Disbursing Agent	44
D.	Delivery of Distributions of Liquidating Trust Assets	44
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	44
F.	Manner of Payment	45
G.	Compliance with Tax Requirements and Certain Other Tax Matters	46
H.	Allocations	46
I.	No Postpetition Interest on Claims	46
J.	Foreign Currency Exchange Rate	46
K.	Setoffs and Recoupment	46
L.	Claims Paid or Payable by Third Parties	47

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, AND UNLIQUIDATED CLAIMS OR INTERESTS		47

A.	Allowance of Claims	47
B.	Claims Administration Responsibilities	47
C.	Estimation of Claims	48
D.	Adjustment to Claims or Interests without Objection	48
E.	Time to File Objections to Claims	49
F.	Amendments to Proofs of Claim	49
G.	Disallowance of Claims or Interests	49

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		49

A.	Discharge of Claims and Termination of Interests	49
B.	Release of Liens	50
C.	Releases by the Debtors	50
D.	Releases by Holders of Claims and Interests	51
E.	Exculpation	51
F.	Injunction	52
G.	Preservation of Setoff Rights	52
H.	Protections Against Discriminatory Treatment	52
I.	Document Retention	53
J.	Reimbursement or Contribution	53
K.	Substantive Consolidation	53
L.	Reservation of Rights by the SEC	53

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		53

A.	Conditions Precedent to the Effective Date	53
B.	Waiver of Conditions	54
C.	Effect of Failure of Conditions	54

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		55

A.	Modification and Amendments	55
B.	Effect of Confirmation on Modifications	55
C.	Revocation or Withdrawal of Plan	55

ARTICLE XI. RETENTION OF JURISDICTION		55

ARTICLE XII. MISCELLANEOUS PROVISIONS		57

A.	Immediate Binding Effect	57
B.	Additional Documents	57
C.	Payment of Statutory Fees	57
D.	Statutory Committee and Cessation of Fee and Expense Payment	57
E.	Trustee Fees	58
F.	Reservation of Rights	58
G.	Successors and Assigns	58
H.	Notices	58
I.	Term of Injunctions or Stays	60
J.	Entire Agreement	60
K.	Exhibits	60
L.	Nonseverability of Plan Provisions	60
M.	Votes Solicited in Good Faith	60
N.	Closing of Chapter 11 Cases	60
O.	Waiver or Estoppel	60

INTRODUCTION

The Debtors propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.             “ABL Agent” means JPMorgan Chase Bank, N.A., solely in its capacity as administrative and collateral agent under the ABL Credit Agreement.

2.             “ABL Credit Agreement” means that certain Credit Agreement, dated as of June 18, 2014, by and among The Men’s Wearhouse, Inc., as borrower, each of the guarantors party thereto, the ABL Agent, and the ABL Lenders, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time.

3.             “ABL Documents” means the ABL Credit Agreement and any other agreements and documents executed in connection therewith or related thereto.

4.             “ABL Facility Claim” means any Claim arising under, derived from, secured by, based on, or related to the ABL Loans and the guarantees in respect thereof under the ABL Credit Agreement or any other ABL Document.

5.             “ABL Lenders” means those banks, financial institutions, and other lenders party to the ABL Credit Agreement from time to time.

6.	“ABL Loans” means those certain loans issued under and on the terms set forth in the ABL Credit Agreement.

7.             “Ad Hoc Group” means the Consenting Term Loan Lenders that are members of an ad hoc group represented by Gibson Dunn.

8.             “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

9.             “Administrative Claims Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be 45 days after the Effective Date.

10.           “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

11.           “Agents” means any administrative agent, collateral agent, or similar Entity under any of the ABL Credit Agreement, the Term Loan Credit Agreement, and the DIP Credit Agreement including any successors thereto.

12.           “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date or a request for payment of an Administrative Claim Filed by the Administrative Claim Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that, with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claim Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.

13.           “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies which any of the Debtors, the debtors in possession, the Estates, or other appropriate parties in interest have asserted or may assert under sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law.

14.           “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

15.           “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

16.           “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

17.           “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

18.           “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

19.           “Cash Option” means the election available to each Holder of an Allowed Class 5(b) Claim (other than Holders of Allowed Term Loan Deficiency Claims), on account of such Allowed Class 5(b) Claim and in full and final satisfaction of such Allowed Class 5(b) Claim, to elect Cash in lieu of such Holder’s Liquidating Trust Equity Recovery at the Cash Option Price, to be paid by the Reorganized Debtors in accordance with Article IV.S.1. of the Plan; provided, that the Liquidating Trust shall cancel the New Warrants and redistribute to the Reorganized Debtors the New Equity attributable to any Holder’s Liquidating Trust Equity Recovery that timely exercises the Cash Option.

20.           “Cash Option Price” means an amount in Cash equal to $16.94 per share of New Equity; provided, that, for the avoidance of doubt, the Cash Option Price shall be determined based solely on the number of whole shares of New Equity such Holder would otherwise be entitled to and no additional distributions shall be made on account of partial shares of New Equity.

21.           “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, and license of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of title 11 of the United States Code; and (d) any “lender liability” or equitable subordination claims or defenses.

22.           “Change in Control Severance Plans” means those certain change in control severance plans to be adopted by the New Board within 90 days of the Effective Date for certain employees of the Reorganized Debtors, which terms shall be substantially similar to the change in control severance plans in place immediately prior to the Effective Date.

23.           “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

24.           “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

25.           “Claims and Noticing Agent” means Prime Clerk LLC, the claims, noticing, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

26.           “Claims Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim must be Filed with respect to such Claims, other than Administrative Claims, Claims held by Governmental Units, ABL Facility Claims, Term Loan Claims, or other Claims or Interests for which the Bankruptcy Court entered an order excluding the holders of such Claims or Interests from the requirement of Filing Proofs of Claim.

27.           “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

28.           “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

29.           “Class 5(b) Election Form” means that certain Restated Election Form for Holders of Class 5(b) Other General Unsecured claims to Elect to Receive Either the Liquidating Trust Equity Recovery or the Cash Option, to be sent to Holders of Class 5(b) Claims for such Holders to elect to receive either the Liquidating Trust Equity Recovery or the Cash Option; provided, that the Class 5(b) Election Form must be completed, executed, and returned so as to be actually received by the Claims and Noticing Agent by December 13, 2020 at 4:00 p.m., prevailing Central Time or the election contained therein may not be considered valid.

30.           “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

31.           “Collective Bargaining Agreement” means, as applicable, that certain: (a) Agreement dated as of April 28, 2019 by and between Debtor Joseph Abboud Manufacturing Corp, Inc. and Unite Here, Local 377 of the New England Joint Board; (b) Agreement effective March 1, 2020 by and between Debtor The Joseph A. Bank Mfg. Co., Inc. and the Mid-Atlantic Regional Joint Board, Workers United, Local 806; and (c) Collective Bargaining Agreement dated as of July 1, 2020 by and between Debtor Jos. A. Bank Clothiers, Inc. and Local 340, New York New Jersey Regional Joint Board, Workers United, in each case as the same may have been amended from time to time.

32.           “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

33.           “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

34.           “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

35.           “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

36.           “Consenting Term Loan Lender Fees and Expenses” has the meaning ascribed to such term in the Restructuring Support Agreement.

37.           “Consenting Term Loan Lenders” means the Holders of Term Loan Claims that are or become party to the Restructuring Support Agreement.

38.	“Consummation” means the occurrence of the Effective Date.

39.	“Creditors Committee” means the Official Committee of Unsecured Creditors in these chapter 11 cases.

40.           “Cure” means (a) a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code and (b) any other obligations required under section 365 of the Bankruptcy Code to cure any nonmonetary defaults (the performance required to cure such non-monetary defaults and the timing of such performance will be described in reasonable detail in the notice of proposed assumption and assignment) under any Executory Contract or Unexpired Lease that is to be assumed or assumed and assigned by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

41.           “Debtors” means, collectively, each of the following: Tailored Brands, JA Apparel Corp., Jos A. Bank Clothiers, Inc., Joseph Abboud Manufacturing Corp., K&G Men’s Company, Inc., Moores Retail Group Corp., Moores The Suit People Corp., MWDC Holding Inc., Nashawena Mills Corp., Renwick Technologies, Inc., Tailored Brands Gift Card Co LLC, Tailored Brands Purchasing LLC, Tailored Brands Worldwide Purchasing Co., Tailored Shared Services, LLC, TB UK Holding Limited, The Joseph A. Bank Mfg. Co., Inc., The Men’s Wearhouse, Inc., and TMW Merchants LLC.

42.	“Debtor Release” means the release set forth in Article VIII.C of this Plan.

43.           “Deferred Decision Deadline” means the date agreed upon in writing by the Debtors and the counterparty to the applicable Deferred Decision Lease.

44.           “Deferred Decision Lease” means any Unexpired Lease as to which, as of the Effective Date, the counterparty thereto has consented in writing to the Debtors’ deferral of their decision to assume or reject such Unexpired Lease until the Deferred Decision Deadline; provided, that, subject to Article V.D of this Plan, each Deferred Decision Lease shall be identified as assumed or assumed and assigned in the Schedules of Assumed and Rejected Contracts and shall be automatically assumed or assumed and assigned, as applicable, on the Deferred Decision Deadline unless the Debtors or Reorganized Debtors, as applicable, with the consent of the Required Consenting Term Loan Lenders, amend the Schedules of Assumed and Rejected Contracts to designate such Deferred Decision Lease as rejected; provided, further, that, for the avoidance of doubt, the procedures and timing for providing notice and objecting to the proposed assumption, assumption and assignment, and Cure by counterparties to a Deferred Decision Lease shall be governed by Article V.D of this Plan.

45.           “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by and referenced in the Plan (as amended, modified, or supplemented from time to time), including the following: (a) the Plan (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto); (b) the Definitive Documents (as defined in the Restructuring Support Agreement); (c) the Confirmation Order; (d) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (e) the Plan Supplement; (f) the DIP/Cash Collateral Orders, the DIP Credit Agreement, and the other DIP documents, and related documentation; (g) the Exit ABL Facility Documents; (h) the Exit Term Loan Facility Documents; (h) the New Organizational Documents; and (i) all other material documents necessary or customarily required to consummate the Restructuring Transactions.

46.           “Description of Transaction Steps” means the description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan and as set forth in the Plan Supplement.

47.           “DIP ABL Facility” means that certain debtor-in-possession credit facility created under the DIP Credit Agreement, which includes, pursuant to the Interim DIP/Cash Collateral Order, a roll-up of all obligations under the ABL Credit Agreement.

48.           “DIP ABL Facility Claim” means any and all Claims held by any of the DIP Lenders or the DIP Agent arising under, derived from, or based upon the DIP Credit Agreement, any other agreement, instrument or document executed at any time in connection therewith, including, without limitation, all Obligations under (and as defined in) the DIP Credit Agreement Documents or the DIP/Cash Collateral Order.

49.	“DIP ABL Priority Collateral” shall have the meaning ascribed to such term in the DIP Credit Agreement.

50.           “DIP Agent” means JPMorgan Chase Bank, N.A., as administrative and collateral agent under the DIP Credit Agreement.

51.           “DIP Credit Agreement” means that certain Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of August 4, 2020, by and among the Debtors, the DIP Agent, and the DIP Lenders, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, in each case consistent with the consent rights under the Restructuring Support Agreement and the DIP Credit Agreement, as applicable.

52.           “DIP Credit Agreement Documents” means the DIP Credit Agreement and all other agreements, documents, instruments, and amendments related thereto, including the DIP/Cash Collateral Orders and any guaranty agreements, pledge and collateral agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, commitment letters, and other security agreements.

53.	“DIP Credit Party” means, individually or collectively, the DIP Agent and/or the DIP Lenders.

54.	“DIP Lenders” means the banks, financial institutions, and other lenders under the DIP Credit Agreement.

55.           “DIP/Cash Collateral Order” means, collectively, the Interim DIP/Cash Collateral Order and the Final DIP/Cash Collateral Order, which shall be in form and substance acceptable to the Debtors, the DIP Lenders, and the Required Consenting Term Loan Lenders.

56.           “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan, which Entity may include the Claims and Noticing Agent.

57.           “Disclosure Statement” means the Disclosure Statement Relating to the Debtors’ Fourth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, including all exhibits and schedules thereto, which shall be in accordance with the Restructuring Support Agreement and the Definitive Documentation, in form and substance acceptable to the Debtors, the DIP Agent, and the Required Consenting Term Loan Lenders.

58.           “Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement, the Solicitation Materials, and the solicitation of the Plan, which shall be in accordance with the Restructuring Support Agreement and the Definitive Documentation, in form and substance acceptable to the Debtors, the DIP Agent, and the Required Consenting Term Loan Lenders.

59.           “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

60.           “Distribution Record Date” means, other than with respect to publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing.

61.           “DTC” means the Depository Trust Company.

62.           “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

63.           “Employment Obligations” means any existing obligations to employees to be assumed, reinstated, or honored, as applicable, in accordance with Article IV.N of the Plan.

64.           “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.

65.           “Equity Security” means any equity security, as defined in section 101(16) of the Bankruptcy Code.

66.           “ERISA” means Title IV of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1301-1461.

67.           “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

68.           “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) each Consenting Term Loan Lender; (d) each member of the Ad Hoc Group; (e) the Term Loan Agent; (f) the Trustee; and (g) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies, consultants, financial advisors, and attorneys (each in their capacity as such).

69.           “Executory Contract” means a contract to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

70.           “Existing Equity Interests” means any Equity Security, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profit interests of Tailored Brands, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in Tailored Brands, whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security.

71.           “Exit ABL Facility” means either (a) a new asset-based exit financing facility with aggregate total commitments of $430 million, which shall be on terms reasonably acceptable to the Debtors, the ABL Agent, and the Required Consenting Term Loan Lenders, and to be entered into on the Effective Date on the terms and conditions set forth in the Exit ABL Facility Documents and the Restructuring Support Agreement or (b) such other asset-based exit financing facility with terms reasonably acceptable to the Debtors, the ABL Agent, and the Required Consenting Term Loan Lenders to be entered into on the Effective Date.

72.           “Exit ABL Facility Agent” means JPMorgan Chase Bank, N.A., as administrative and collateral agent under the Exit ABL Facility Credit Agreement.

73.           “Exit ABL Facility Credit Agreement” means the credit agreement governing the Exit ABL Facility, which shall be on terms reasonably acceptable to the Debtors, the DIP Agent, and the Required Consenting Term Loan Lenders and which shall become effective on the Effective Date.

74.           “Exit ABL Facility Documents” means the agreements memorializing the Exit ABL Facility, including the Exit ABL Facility Credit Agreement and any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, mortgages, deeds of trust, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the Exit ABL Facility.

75.           “Exit ABL Facility Lenders” means those lenders party to the Exit ABL Facility Credit Agreement.

76.           “Exit Facilities” means the Exit ABL Facility and the Exit Term Loan Facility; provided, that the collateral securing the Exit Facilities shall not include the Debtors’ real property leases (but may include all proceeds of such leases).

77.           “Exit New Money Term Loan Facility” means a new senior secured, first lien term loan facility that is senior to the Exit Takeback Term Loan Facility, in the aggregate principal amount of $75 million, which will be funded and entered into on the Effective Date on the terms and conditions set forth in the Exit Term Loan Facility Documents, which shall be on terms reasonably acceptable to the Debtors and the Required Consenting Term Loan Lenders.

78.           “Exit New Money Term Loan Equity Backstop Fee” means the fee set forth in the Exit New Money Term Loan Facility Term Sheet under the heading “Backstop” to the extent payable in New Equity as set forth therein.

79.           “Exit New Money Term Loan Facility Term Sheet” means the New Liquidity Facility Term Sheet attached as Exhibit I to the Plan Supplement.

80.           “Exit Takeback Term Loan Facility” means a new senior secured, first lien term loan facility in the aggregate principal amount of $365 million to be entered into on the Effective Date on the terms and conditions set forth in the Exit Term Loan Facility Documents, which shall be on terms reasonably acceptable to the Debtors and the Required Consenting Term Loan Lenders.

81.           “Exit Term Loan Facility” means the Exit New Money Term Loan Facility and the Exit Takeback Term Loan Facility.

82.           “Exit Term Loan Facility Agents” means a financial institution acceptable to the Required Consenting Term Loan Lenders, as administrative and collateral agents under the Exit Term Loan Facility Credit Agreements.

83.           “Exit Term Loan Facility Credit Agreements” means the credit agreements governing the Exit Term Loan Facility, which shall (i) with respect to the Exit Takeback Term Loan Facility, be on the terms set forth in the Exit Takeback Term Loan Facility Term Sheet and otherwise in accordance with the Restructuring Support Agreement, on terms acceptable to the Super-Majority Consenting Term Loan Lenders, (ii) with respect to the Exit New Money Term Loan Facility, be on terms set forth in the Exit New Money Term Loan Facility Term Sheet and otherwise on terms acceptable to the Required Consenting Term Loan Lenders, and (iii) become effective on the Effective Date.

84.           “Exit Term Loan Facility Documents” means the agreements memorializing the Exit Term Loan Facility, including the Exit Term Loan Facility Credit Agreements and any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, mortgages, deeds of trust, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the Exit Term Loan Facility.

85.           “Exit Term Loan Facility Lenders” means those lenders party to the Exit Term Loan Facility Credit Agreements.

86.           “Exit Takeback Term Loan Facility Term Sheet” means the Exit Term Loan Facility Term Sheet attached as Exhibit E to the Plan Supplement.

87.           “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

88.           “File” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases. “Filed” and “Filing” shall have correlative meanings.

89.           “Final DIP/Cash Collateral Order” means the Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Status, (IV) Granting Adequate Protection to the Prepetition Secured Parties, (V) Modifying the Automatic Stay, and (VI) Granting Related Relief [Docket No. 512], which shall be in form and substance acceptable to the Debtors, the DIP Lenders, and the Required Consenting Term Loan Lenders.

90.           “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

91.           “General Unsecured Claim” means any Claim other than a DIP ABL Facility Claim, Administrative Claim, Priority Tax Claim, Other Secured Claim, Other Priority Claim, Term Loan Secured Claim, ABL Facility Claim, Swap Claim, Intercompany Claim, or Section 510(b) Claim.

92.           “Gibson Dunn” means Gibson, Dunn & Crutcher LLP, counsel to the Ad Hoc Group.

93.           “Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.

94.           “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

95.           “GUC Convenience Claim” means any General Unsecured Claim in an Allowed amount greater than $0.01 but less than or equal to $500; provided that any Holder of an Allowed General Unsecured Claim other than an Unsecured Notes Claim or a Term Loan Deficiency Claim may elect to have such Claims reduced to $500 and treated as an Allowed GUC Convenience Claim for purposes of the Plan.

96.           “Holder” means an Entity holding a Claim or Interest.

97.           “Houlihan” means Houlihan Lokey Capital, Inc., financial advisor to the Ad Hoc Group.

98.           “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

99.           “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

100.         “Insurance Policies” means all insurance policies that have been issued at any time that provide coverage, benefits, or proceeds to any of the Debtors (or their predecessors) and all agreements, documents, or instruments relating thereto.

101.         “Insurer” means any company or other Entity that issued an Insurance Policy, any third party administrator of or for any Insurance Policy or self-insured claims, and any respective predecessors, successors, and/or affiliates of any of the foregoing.

102.         “Intercompany Claims” means any Claim against a Debtor that is held by another Debtor or a direct or indirect subsidiary of a Debtor, excluding, for the avoidance of doubt, the WPC-Moores Claim and the TMW-WPC Claims (neither of which shall receive a distribution under the Plan).

103.         “Intercompany Interests” means an Interest in a Debtor held by another Debtor and, for the avoidance of doubt, excludes the Existing Equity Interests.

104.         “Interest” means, collectively, (a) any Equity Security, or any other equity or ownership interest (including any such interest in a partnership, limited liability company, or other Entity), in any Debtor, (b) any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and (c) any and all Claims that are otherwise determined by the Bankruptcy Court to be an equity interest, including any Claim or debt that is recharacterized as an equity interest or subject to subornation as an equity interest pursuant to section 510(b) of the Bankruptcy Code.

105.         “Interim DIP/Cash Collateral Order” means the Interim Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Status, (IV) Granting Adequate Protection to the Prepetition Secured Parties, (V) Modifying the Automatic Stay, (VI) Scheduling A Final Hearing, and (VII) Granting Related Relief

[Docket No. 85], which was in form and substance acceptable to the Debtors, the DIP Lenders, and the Required Consenting Term Loan Lenders.

106.         “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

107.         “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

108.         “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

109.         “Liquidating Trust” means a trust established to hold and distribute the Liquidating Trust Assets in accordance with the Liquidating Trust Agreement, the Plan, and the Confirmation Order.

110.         “Liquidating Trustee” means Mohsin Meghji of M-III Partners, L.P., who shall be designated in the Liquidating Trust Agreement to administer the Liquidating Trust, or any successor thereto, and, solely to the extent that the Liquidating Trust Holds at least 5% of the then outstanding shares of New Equity (calculated on a fully diluted basis), shall be an observer on the New Board, subject to the terms of the New Organizational Documents.

111.         “Liquidating Trust Agreement” means the liquidating trust agreement governing the Liquidating Trust and Liquidating Trust Assets, which shall be prepared by the Creditors Committee and Filed as an amendment to the Plan Supplement.

112.         “Liquidating Trust Assets” means (a) the Liquidating Trustee Fee Amount, (b) the Liquidating Trust Equity, and (c) the New Warrants.

113.         “Liquidating Trust Equity” means 7.5% of the New Equity (subject to dilution by the Exit New Money Term Loan Equity Backstop Fee, the Management Incentive Plan, and the New Warrants).

114.         “Liquidating Trust Equity Recovery” means, as to each Holder of an Allowed Class 5(b) Claim, the value associated with (a) its Pro Rata share of either the WPC Equity Recovery Pool or the U.S. Equity Recovery Pool, as applicable, and (b) a Pro Rata share of the New Warrants, in each case with such value to be distributed in accordance with the terms of the Liquidating Trust Agreement; provided, that, for the avoidance of doubt, any Holder of an Allowed Class 5(b) Claim that elects the Cash Option shall not receive any portion of the value associated with the WPC Equity Recovery Pool, the U.S. Equity Recovery Pool, or the New Warrants.

115.         “Liquidating Trustee Fee Amount” means $1,000,000 in Cash, which amount shall be used for the sole purpose of paying the Liquidating Trustee Fees in accordance with Article IV.S of this Plan.

116.         “Liquidating Trustee Fees” means, collectively, all outstanding, reasonable, and documented compensation, fees, and expenses of the Liquidating Trustee and the professionals hired by the Liquidating Trustee, if any.

117.         “Long-Term Incentive Plans” means those certain long-term incentive plans to be adopted by the New Board within 90 days of the Effective Date for certain employees of the Reorganized Debtors, the structure and terms of which shall be determined by the New Board.

118.         “Management Incentive Plan” means that certain management incentive plan of Reorganized Tailored, which management incentive plan (including any and all awards to be granted thereunder) shall reserve for officers and directors of Reorganized Tailored 7.5% of New Equity on a fully diluted basis with structure and grants to be determined by the New Board.

119.         “Moores Debtors” means, collectively, Debtors Moores Retail Group Corp. and Moores The Suit People Corp.

120.         “Moores General Unsecured Claims” means any General Unsecured Claim against one or more of the Moores Debtors other than a GUC Convenience Claim.

121.         “New Board” means the board of directors or the board of managers of Reorganized Tailored (or such other body that will become the ultimate governing authority for Reorganized Tailored); provided that the process for selecting the New Board and all governance related matters for Reorganized Tailored shall be in form and substance acceptable to the Required Consenting Term Loan Lenders (in consultation with the Debtors).

122.         “New Equity” means the common equity interests in Reorganized Tailored to be (consistent with the Description of Transaction Steps) authorized, issued, or reserved on the Effective Date pursuant to the Plan, which shall be governed by the Shareholder Agreement and the other New Equity Documentation.

123.         “New Equity Documentation” means any and all documentation required to implement, issue, and distribute the New Equity including the Shareholder Agreement.

124.     “New Equity Holders” means Holders of Claims entitled to receive New Equity under Article III of the Plan and the participants in the Management Incentive Plan.

125.     “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational or formation documents or shareholders’ agreements, as applicable, consistent with the Restructuring Support Agreement and section 1123(a)(6) of the Bankruptcy Code, as applicable and, in each case, in form and substance acceptable to the Required Consenting Term Loan Lenders (in consultation with the Debtors); provided that the treatment of the Liquidating Trust under the shareholders’ agreement shall be consistent with the treatment of other minority shareholders under the shareholders agreement. Substantially final forms of the New Organizational Documents shall be Filed as part of the Plan Supplement prior to the date upon which the Bankruptcy Court enters an order confirming the Plan.

126.     “New Warrants” means warrants exercisable for cash, at par plus accrued through the Effective Date (the “Strike Price”) for 8% of the New Equity with a three year term and 18 months of Black-Scholes protection; provided, however, upon an initial public offering, sale of substantially all of the assets of the Reorganized Debtors or other liquidity event as set forth in the New Warrant Agreement, no exercise shall be required, and the Liquidating Trust shall receive 8% (or a reduced percentage, to the extent such warrants have previously been cancelled in accordance with the terms of the Plan) of the excess value over the Strike Price.

127.     “New Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the New Warrants, the final version of which shall be Filed as an amendment to the Plan Supplement after the Confirmation Hearing, the form and substance of which shall be reasonably acceptable to the Debtors, the Required Consenting Term Loan Lenders, and the Creditors Committee; provided, that the Debtors, the Ad Hoc Group, and the Creditors Committee shall negotiate in good faith regarding the terms of the New Warrant Agreement; provided, further, that any disputes regarding the terms of the New Warrant Agreement shall be determined by the Honorable David R. Jones.

128.     “Other General Unsecured Claims” means any General Unsecured Claims against a Debtor other than a Moores General Unsecured Claim or GUC Convenience Claim, and including, for the avoidance of doubt, any General Unsecured Claims against Debtor WPC; provided, that the Term Loan Deficiency Claim shall be deemed waived, extinguished, satisfied, released, and discharged for all purposes on the Effective Date as set forth in Article III.B.6 of this Plan.

129.     “Other Priority Claims” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

130.     “Other Secured Claims” means any Secured Claim against the Debtors other than an ABL Facility Claim, Term Loan Secured Claim, or a DIP ABL Facility Claim, including any Secured Tax Claim or any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

131.     “Paid in Full” means, respectively, the indefeasible repayment in full in cash of all obligations (including principal, interest, fees, expenses, indemnities, other than contingent indemnification obligations for which no claim has been asserted) under the applicable credit facility, the cash collateralization of all treasury and cash management obligations, hedging obligations, and bank product obligations, and the cancelation, replacement, backing, or cash collateralization of letters of credit, in each case, in accordance with the terms of the applicable credit facility. No facility shall be deemed to have been Paid in Full until such time as, with respect to the applicable facility, (a) the commitments to lend thereunder have been terminated, (b) with respect to the Challenge Deadline (i) the Challenge Deadline (as defined in paragraph 50(a) of the Final DIP/Cash Collateral Order, as applicable) shall have occurred without the timely and proper commencement of a Challenge or (ii) if a Challenge is timely and properly asserted prior to the Challenge Deadline, upon the final, non-appealable disposition of such Challenge; and (c) with respect to the Prepetition ABL Obligations (as defined in the Final DIP/Cash Collateral Order), the ABL Agent or the DIP ABL Agent, as applicable, has received (i) a countersigned payoff letter in form and substance satisfactory to such Agent and (ii) releases in form and substance satisfactory to such Agent, each in its sole discretion.

132.     “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

133.     “PBGC” means the Pension Benefit Guaranty Corporation.

134.     “Pension Plan” means The Joseph A. Bank Mfg. Co., Inc. Defined Benefit Pension Plan.

135.     “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

136.     “Plan” means this Debtors’ Fifth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement, which is incorporated herein by reference, each of which may be amended, modified, or supplemented from time to time prior to entry of the Confirmation Order, and shall be in accordance with the terms of the Restructuring Support Agreement and the Definitive Documentation, in form and substance acceptable to the Required Consenting Term Loan Lenders.

137.     “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.

138.     “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors, to the extent reasonably practicable, no later than fourteen (14) days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest and which shall be in form and substance acceptable to the Required Consenting Term Loan Lenders (and, with respect to the Exit Takeback Term Loan Facility, the Super-Majority Consenting Term Loan Lenders, and, with respect to the Exit ABL Facility Documents, the DIP Agent), including the following: (a) the New Organizational Documents; (b) the identity and members of the New Board and any executive management for the Reorganized Debtors; (c) the Schedule of Retained Causes of Action; (d) the Exit ABL Facility Documents; (e) the Exit Term Loan Facility Documents; (f) the Description of Transaction Steps; (g) the Schedules of Assumed and Rejected Contracts; (h) the aggregate amount of New Equity on a fully diluted basis reserved for the Management Incentive Plan; (i) the New Warrant Agreement; (j)  the Liquidating Trust Agreement; and (k) any additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.

139.     “Prepetition Secured Parties” shall have the meaning ascribed to such term in the DIP/Cash Collateral Order.

140.     “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

141.     “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

142.     “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

143.     “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.B of the Plan.

144.     “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

145.     “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

146.     “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases by the Claims Bar Date or the Administrative Claims Bar Date, as applicable.

147.     “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” and “Reinstatement” shall have correlative meanings.

148.     “Released Party” means each of, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the Term Loan Lenders; (c) the Term Loan Agent, (d) the ABL Lenders; (e) the ABL Agent; (f) the DIP ABL Lenders; (g) the DIP ABL Agent; (h) the Exit ABL Facility Agent; (i) the Exit ABL Facility Lenders; (j) the Exit Term Loan Facility Agents; (k) the Exit Term Loan Facility Lenders; (l) the Trustee; (m) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies; and (n) with respect to each of the foregoing Entities in clauses (a) through (m), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (m), each solely in their capacity as such); provided, however, that in each case, an Entity or a Holder of a Claim or Interest shall not be a Released Party if it: (i) elects to opt out of the releases contained in the Plan or (ii) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before Confirmation.

149.     “Releasing Party” means each of, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the Term Loan Lenders; (c) the Term Loan Agent, (d) the ABL Lenders; (e) the ABL Agent; (f) the DIP ABL Lenders; (g) the DIP ABL Agent; (h) the Exit ABL Facility Agent; (i) the Exit ABL Facility Lenders; (j) the Exit Term Loan Facility Agents; (k) the Exit Term Loan Facility Lenders; (l) the Trustee; (m) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies; (n) with respect to each of the foregoing Entities in clauses (a) through (m), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (m), each solely in their capacity as such); and (o) all Holders of Claims and Interests not described in the foregoing clauses (a) through (n); provided, however, that in each case, an Entity or a Holder of a Claim or Interest shall not be a Releasing Party if it: (i) elects to opt out of the releases contained in the Plan or (ii) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before Confirmation. For the avoidance of doubt, parties listed in subsection (o) of this paragraph are not “Released Parties” and therefore are not entitled to the benefit of the releases set forth in this Plan.

150.     “Reorganized Debtors” means, collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date. For purposes of this Plan, Reorganized Tailored shall be a Reorganized Debtor.

151.     “Reorganized Tailored” means either: (a) Tailored Brands, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Effective Date; or (b) to the extent agreed upon by the Debtors and the Required Consenting Term Loan Lenders (such consent not to be unreasonably withheld, conditioned, or delayed), a new corporation or limited liability company that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Equity and New Warrants to be distributed pursuant to the Plan.

152.     “Required Consenting Term Loan Lenders” means, as of the relevant date, one or more Consenting Term Loan Lenders that individually or collectively hold more than 50% of the aggregate outstanding principal amount of Term Loans that are held by all Consenting Term Loan Lenders.

153.     “Restructuring Expenses” means the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the implementation of the Restructuring Transactions and not previously paid by, or on behalf of, the Debtors of: (a) (i) Gibson Dunn & Crutcher LLP, as counsel to the Ad Hoc Group, (ii) any local counsel to the Ad Hoc Group, and (iii) Houlihan & Lokey, as financial advisor to Gibson Dunn &   Crutcher LLP in connection with its representation of the Ad Hoc Group; and (b) any consultants or other professionals retained by the Ad Hoc Group in connection with the Debtors or the Restructuring Transactions with the consent of the Debtors (not to be unreasonably withheld), in each case, in accordance with the engagement letters of such consultant or professional signed by the Debtors, including, without limitation, any success, back end, or restructuring fees contemplated therein (which such fees are deemed reasonable hereunder), and in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals.

154.     “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of August 2, 2020, by and among the Debtors and the other parties thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms. In the event the Restructuring Support Agreement is terminated, any reference herein to the Restructuring Support Agreement shall mean the Restructuring Support Agreement as in effect immediately prior to such termination and any reference to any party to the Restructuring Support Agreement shall mean the parties to the Restructuring Support Agreement immediately prior to such termination.

155.     “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

156.     “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time by the Debtors with the reasonable consent of the Required Consenting Term Loan Lenders.

157.     “Schedules” means, collectively, the schedules of assets and liabilities, Schedule of Retained Causes of Action, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.

158.     “Schedules of Assumed and Rejected Contracts” means the schedules of certain Executory Contracts and Unexpired Leases to be assumed, assumed and assigned, or rejected by the Debtors pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time by the Debtors with the consent of the Required Consenting Term Loan Lenders.

159.     “Secured Claim” means a Claim: (a) secured by a valid, perfected and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

160.     “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

161.     “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

162.     “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

163.     “SEC” means the United States Securities and Exchange Commission.

164.     “Shareholder Agreement” means a shareholder agreement governing the New Equity, in form and substance acceptable to the Required Consenting Term Loan Lenders.

165.     “Solicitation Materials” means the Disclosure Statement and related documentation to be distributed to Holders of Claims entitled to vote on the Plan, which shall be in accordance with the Restructuring Support Agreement and the Definitive Documentation, in form and substance acceptable to the Debtors, the DIP Agent, and the Required Consenting Term Loan Lenders.

166.     “Steering Committee” means the steering committee of the Ad Hoc Group.

167.     “Super-Majority Consenting Term Loan Lenders” means, as of the relevant date, one or more Consenting Term Loan Lenders that individually or collectively hold at least two-thirds of the aggregate outstanding principal amount of Term Loans that are held by all Consenting Term Loan Lenders.

168.     “Surviving DIP Obligations” means (1) all expenses, indemnities, and other obligations under the DIP ABL Agreement that by their terms survive repayment and termination of the commitments thereunder; (2) all reimbursement obligations in respect of letters of credit and letter of credit fees, all bank product obligations, hedging obligations, and cash management obligations and all collateral security provided for the foregoing; and (3) those obligations for which arrangements have been made in connection with repayment and termination of the commitments under the DIP ABL Facility.

169.     “Swap Claims” means those Secured Claims arising under or in connection with the ABL Documents with respect to terminated interest rate swaps.

170.     “Tailored Brands” means Tailored Brands, Inc., a company incorporated under the Laws of Texas.

171.     “Term Loan Agent” means Wilmington Savings Fund Society, FSB, in its capacity as successor administrative agent and collateral agent under the Term Loan Credit Agreement.

172.     “Term Loan Claim” means any Claim arising under, derived from, secured by, based on, or related to the Term Loans and the guarantees in respect thereof, or any other Claims arising under the Term Loan Credit Agreement or any other Term Loan Document.

173.     “Term Loan Credit Agreement” means that certain credit agreement, dated as of June 18, 2014, by and among The Men’s Wearhouse, Inc., as borrower, each of the other guarantors party thereto, the Term Loan Agent, and the Term Loan Lenders, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time.

174.     “Term Loan Deficiency Claim” means any portion of a Term Loan Claim constituting an unsecured claim under section 506(a) of the Bankruptcy Code.

175.     “Term Loan Documents” means the Term Loan Credit Agreement and any other agreements and documents executed in connection therewith or related thereto.

176.     “Term Loan Lenders” means those banks, financial institutions, and other lenders party to the Term Loan Credit Agreement from time to time.

177.     “Term Loan Secured Claim” means any Term Loan Claim that is a Secured Claim.

178.     “Term Loan Priority Collateral” shall have the meaning ascribed to such term in the DIP Credit Agreement.

179.     “Term Loans” means those certain term loans issued under and on the terms set forth in the Term Loan Credit Agreement.

180.     “TMW-WPC Claims” means any General Unsecured Claim held by the Men’s Wearhouse Inc. against WPC, which shall be treated, for the avoidance of doubt, as a Class 5(b) Claim, but shall not receive any recovery under the Plan.

181.     “True-Up Parties” means authorized representatives of the Debtors or Reorganized Debtors (as applicable), the Liquidating Trustee, and the Ad Hoc Group.

182.     “True-Up Procedures” means the following agreed procedures as among the True-Up Parties: (i) the True-Up Parties agree to meet and confer no later than 30 calendar days following the Effective Date to determine, in good faith, whether sufficient Class 5(b) Claims have been reconciled (or can be efficiently reconciled) so as to permit a distribution of Cash to satisfy the Cash Option of some or all of the Holders of Allowed Class 5(b) Claims in the immediate future; (ii) in the event that the True-Up Parties, acting in good faith, determine that a distribution of Cash to satisfy the Cash Option of some or all of the Holders of Allowed Class 5(b) Claims in the immediate future is feasible, then in such instance the Reorganized Debtors will schedule and consummate such distribution of Cash, and the Liquidating Trust shall (contemporaneously therewith) cancel the New Warrants associated with the Class 5(b) Claims so satisfied, and redistribute to the Reorganized Debtors the New Equity associated with the Class 5(b) Claims so satisfied; and (iii) whether or not a distribution set forth in subsection (ii) above is consummated, the True-Up Parties agree to meet and confer, in good faith, approximately every 120 days to perform the analysis set forth in subsection (i) above.

183.     “Trustee” means The Bank of New York Mellon Trust Company, N.A. (or any successor thereto), in its capacity as trustee under the Unsecured Notes Indenture.

184.     “Trustee Fees” means, collectively, all outstanding, reasonable, and documented compensation, fees, and expenses, whether incurred prior to or after the Effective Date, of (a) the Trustee, (b) counsel to the Trustee, and (c) any other advisors to the Trustee, in each case solely to the extent provided for under the Unsecured Notes Indenture.

185.     “Unexpired Lease” means a lease to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

186.     “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

187.     “Union” means, as applicable, each of (a) Unite Here, Local 377 of the New England Joint Board, (b) Mid-Atlantic Regional Joint Board, Workers United, Local 806, and (c) Local 340, New York New Jersey Regional Joint Board, Workers United.

188.     “United States Debtors” means, collectively, each of the following: Tailored Brands, JA Apparel Corp., Jos A. Bank Clothiers, Inc., Joseph Abboud Manufacturing Corp., K&G Men’s Company, Inc., MWDC Holding Inc., Nashawena Mills Corp., Renwick Technologies, Inc., Tailored Brands Gift Card Co LLC, Tailored Brands Purchasing LLC, Tailored Shared Services, LLC, The Joseph A. Bank Mfg. Co., Inc., The Men’s Wearhouse, Inc., and TMW Merchants LLC.

189.     “Unsecured Noteholders” means, collectively, the Holders of Unsecured Notes Claims.

190.     “Unsecured Notes” means those certain 7.00% senior notes, due 2022 issued pursuant to the Unsecured Notes Indenture.

191.     “Unsecured Notes Claim” means any Claim against the Debtors arising under, derived from, or based upon the Unsecured Notes Indenture and the Unsecured Notes.

192.     “Unsecured Notes Indenture” means that certain Indenture dated as of June 18, 2014, among The Men’s Wearhouse, Inc. as issuer, the guarantors party thereto, and the Trustee, as amended, restated, supplemented or otherwise modified from time to time.

193.     “U.S. Equity Recovery Pool” means 7.5% of the New Equity to be contributed to the Liquidating Trust and made available, in the aggregate, to Holders of Allowed Class 5(b) Claims asserted against a United States Debtor, on account of such Allowed Class 5(b) Claims asserted against a United States Debtor (subject to dilution by the Exit New Money Term Loan Equity Backstop Fee, the Management Incentive Plan, and the New Warrants), less the amount of the WPC Equity Recovery Pool; provided, that, for the avoidance of doubt, any Holder of an Allowed Class 5(b) Claim that elects the Cash Option shall not receive any portion of the U.S. Equity Recovery Pool.

194.     “WPC” means Debtor Tailored Brands Worldwide Purchasing Co.

195.     “WPC Equity Recovery Pool” means that percentage of the New Equity to be contributed to the Liquidating Trust and made available, in the aggregate, to Holders of Allowed Class 5(b) Claims asserted against WPC, on account of such Allowed Class 5(b) Claim asserted against WPC (subject to dilution by the Exit New Money Term Loan Equity Backstop Fee, the Management Incentive Plan, and the New Warrants); provided, that, for the avoidance of doubt, any Holder of an Allowed Class 5(b) Claim that elects the Cash Option shall not receive any portion of the WPC Equity Recovery Pool. The WPC Equity Recovery Pool will be determined by the Liquidating Trustee after a determination of the dollar amount of Allowed Claims asserted against WPC, and is estimated to range between 0.7% and 1.6% of the New Equity, as discussed in Article IV.S.1 of this Plan.

196.     “WPC-Moores Claims” means any General Unsecured Claim held by WPC against Moores the Suit People Corp., which shall be treated, for the avoidance of doubt, as a Class 5(a) Claim, but will not receive any distribution under the Plan.

B.             Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7)  unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12)  any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (16) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; and (17) unless otherwise specified, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

C.             Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.            Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.             Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.             Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.             Controlling Document.

In the event of an inconsistency between the Plan, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan shall control (unless stated otherwise in such Plan document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.            Consent Rights.

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, all exhibits to the Plan, the Plan Supplement, and the Definitive Documentation, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in section A hereof), shall be fully enforceable as if stated in full herein and shall govern in the case of any conflict between the terms of the Restructuring Support Agreement and the terms herein.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP ABL FACILITY CLAIMS, PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP ABL Facility Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.             Administrative Claims.

Each Holder of an Allowed Administrative Claim (other than Holders of Administrative Claims that are Professional Fee Claims, Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code, DIP ABL Facility Claims, or Swap Claims), to the extent such Claim has not been paid in full during the Chapter 11 Cases or such Holder has not agreed to less favorable treatment, will receive in full and final satisfaction of its Administrative Claim (a) payment in full in cash of the due and unpaid portion of its Allowed Administrative Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) or (y) as soon as practicable after the date such Claim becomes due and payable; (b) subject to the reasonable consent of the Debtors and the Required Consenting Term Loan Lenders, such other treatment to render such Administrative Claim unimpaired under section 1124 of the Bankruptcy Code; or (c) subject to the reasonable consent of the Debtors and the Required Consenting Term Loan Lenders, such other treatment as such holder may agree to or as otherwise permitted by section 1129(a)(9) of the Bankruptcy Code; provided, that, Allowed Administrative Claims under section 507(a)(2) of the Bankruptcy Code shall only be satisfied in accordance with clause (a) or (c) of this paragraph.

Except as otherwise provided in this Article II.A of the Plan, and except with respect to Administrative Claims that are DIP ABL Facility Claims, Swap Claims, Professional Fee Claims, or Cures, requests for payment of Administrative Claims must be Filed with the Bankruptcy Court and served on the Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date.

B.             Professional Fee Claims.

1. Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. To the extent the funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of the Professional Fee Claims owing to the Professionals, such Professionals shall have an allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan.

2. Professional Fee Escrow Account.

On the Effective Date, the Reorganized Debtors shall, without duplication of any account or amount established for the benefit of Professionals pursuant to a DIP/Cash Collateral Order, establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3. Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than two (2) Business Days before the Effective Date; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional or be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4. Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.             DIP ABL Facility Claims.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, (i) the Surviving DIP Obligations shall survive the Effective Date and shall not be discharged or released pursuant to the Plan or the Confirmation Order until the obligations under the DIP ABL Facility have been Paid in Full, and (ii) the DIP ABL Facility and the DIP ABL Documents shall continue in full force and effect after the Effective Date with respect to any obligations thereunder governing the Surviving DIP Obligations until the obligations under the DIP ABL Facility have been Paid in Full. After the Effective Date, the Reorganized Debtors shall continue to reimburse the DIP ABL Agent and the DIP ABL Lenders for the reasonable and documented fees and expenses (including reasonable and documented legal fees and expenses) incurred by the DIP ABL Agent and the DIP ABL Lenders after the Effective Date that survive termination or maturity of the DIP ABL Facility in accordance with the terms thereof and/or the Final DIP/Cash Collateral Order until the obligations under the DIP ABL Facility have been Paid in Full. The Reorganized Debtors shall pay all of the amounts that may become payable to the DIP ABL Agent or any of the DIP ABL Lenders under any of the foregoing provisions in accordance with the terms of the DIP ABL Documents. The DIP ABL Documents and all related loan documents shall continue in effect solely for the purpose of preserving the DIP ABL Agent’s right to any Surviving DIP Obligations of the Debtors pursuant to and subject to the terms of the DIP ABL Documents and the Final DIP/Cash Collateral Order.

For the avoidance of doubt, upon entry of the Confirmation Order, the DIP ABL Facility Claims shall be deemed to be Allowed for all purposes as fully Secured Claims in an amount equal to (i) the principal amount outstanding under the DIP ABL Facility on such date, (ii) all interest accrued and unpaid thereon to the date of payment, and (iii) any and all accrued and unpaid fees, expenses, and indemnification or other obligations of any kind payable under the DIP Credit Agreement Documents. Such DIP ABL Facility Claims shall not be subject to any avoidance, reduction, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection, or any other challenge under any applicable law or regulation by any Entity.

Except to the extent that a Holder of an Allowed DIP ABL Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of each Allowed DIP ABL Facility Claim, on the Effective Date, each Holder thereof shall: (i) if those certain conversion conditions set forth in the DIP Credit Agreement remain unsatisfied as of the Effective Date, be Paid in Full on the Effective Date or (ii) if those certain conversion conditions as set forth in the DIP Credit Agreement are fully satisfied as of the Effective Date, receive its Pro Rata share of and interest in the Exit ABL Facility. Except with respect to the Surviving DIP Obligations and as otherwise expressly provided in the DIP ABL Documents, upon the Allowed DIP ABL Facility Claims being Paid in Full or such other treatment as contemplated by this Article II.C of the Plan, all Liens and security interests granted to secure the Allowed DIP ABL Facility Claims shall be automatically terminated and of no further force and effect without any further notice to or action, order, or approval of the Court or any other Entity. Notwithstanding anything to the contrary herein, including in Article VIII, neither the DIP ABL Facility Claims nor the ABL Facility Claims, shall not be deemed satisfied, settled, released, or discharged until the later of (i) the Effective Date of the Plan and (ii) (a) with respect to the DIP ABL Facility Claims, satisfaction in accordance with this Article II.C or (b) with respect to ABL Facility Claims, satisfaction in accordance with Article III.B.3.

D.           Swap Claims.

Upon entry of the Confirmation Order, the Swap Claims shall be deemed to be Allowed for all purposes as fully Secured Claims in an amount equal to $41,993,355. Such Swap Claims shall not be subject to any avoidance, reduction, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection, or any other challenge under any applicable law or regulation by any Entity.

Except to the extent that the Holder of an Allowed Swap Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of the Swap Claims, on the Effective Date, the Swap Claims shall be Paid in Full in Cash in the amount of the Allowed amount thereof from the proceeds of DIP ABL Priority Collateral and, solely to the extent that there is a deficiency of DIP ABL Priority Collateral, Cash from the proceeds of Term Loan Priority Collateral.

E.            Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

F.           United States Trustee Statutory Fees

The Debtors and the Reorganized Debtors, as applicable, shall pay all United States Trustee quarterly fees under 28 U.S.C. § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ or Reorganized Debtors’ business (or such amount agreed to with the United States Trustee or ordered by the Bankruptcy Court), for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

G.           Payment of Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein and in the Restructuring Support Agreement, without any requirement to File a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post-Effective Date, when due and payable in the ordinary course, Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.          Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 3	ABL Facility Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 4	Term Loan Secured Claims	Impaired	Entitled to Vote

Class 5(a)	Moores General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 5(b)	Other General Unsecured Claims	Impaired	Entitled to Vote

Class 5(c)	GUC Convenience Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept / Reject)

Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept / Reject)

Class 8	Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.           Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors, the Super-Majority Consenting Term Loan Lenders, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 - Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s), with the reasonable consent of the Required Consenting Term Loan Lenders, either:

(i)	payment in full in Cash of the due and unpaid portion of its Allowed Other Secured Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) or (y) as soon as practicable after the date such Claim becomes due and payable;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 - Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)	Treatment: Except to the extent that a holder of an Allowed Other Priority Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive, either:

(i)	cash in an amount equal to the due and unpaid portion of such Allowed Other Priority Claim on the later of (i) the Effective Date (or as soon thereafter as reasonably practicable) or (ii) as soon as practicable after the date such Claim becomes due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such Allowed Other Priority Claim;

(ii)	subject to the reasonable consent of the Debtors and the Required Consenting Term Loan Lenders, such other treatment to render such Other Secured Claim unimpaired under section 1124 of the Bankruptcy Code; or

(iii)	subject to the reasonable consent of the Debtors and Required Consenting Term Loan Lenders, such other treatment as such holder may agree to or otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.	Class 3 - ABL Facility Claims

(a)	Classification: Class 3 consists of any ABL Facility Claims to the extent not Paid in Full, “rolled up”, or converted into DIP Obligations pursuant to the DIP/Cash Collateral Order prior to the Effective Date.

(b)	Allowance: The ABL Facility Claims shall be Allowed in the aggregate amount of the amount outstanding under the ABL Credit Agreement on the Effective Date, plus any unreimbursed amounts thereunder, and any accrued but unpaid interest on such unreimbursed amounts through the Effective Date, plus any fees, charges, expenses, reimbursement obligations, indemnification obligations, prepayment premiums, and other amounts due under the ABL Credit Agreement.

(c)	Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of the Claims in Class 3 (unless the applicable Holder agrees to a less favorable treatment), solely to the extent not already indefeasibly Paid in Full in cash or “rolled up” or converted into DIP Obligations pursuant to the DIP/Cash Collateral Orders before the Effective Date, (i) each Holder of an Allowed ABL Facility Claim shall receive Cash in the full amount of its Allowed ABL Facility Claim and (ii) all issued and undrawn letters of credit under the ABL Documents shall be replaced or cash collateralized in the amounts specified under the ABL Credit Agreement.

(d)	Voting: Class 3 is Unimpaired under the Plan. Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4.	Class 4 - Term Loan Secured Claims

(a)	Classification: Class 4 consists of all Term Loan Secured Claims.

(b)	Allowance: The Term Loan Secured Claims shall be Allowed in the aggregate amount of $558,342,314.

(c)	Treatment: Except to the extent that a Holder of an Allowed Term Loan Secured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Term Loan Secured Claim, each Holder thereof shall receive its Pro Rata share of and interest in:

(i)	the Exit Takeback Term Loan Facility; and

(ii)	92.5% of the New Equity (subject to dilution by the Exit New Money Term Loan Equity Backstop Fee, the Management Incentive Plan, and the New Warrants).

(d)	Voting: Class 4 is Impaired under the Plan and Holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.

5.	Class 5(a) - Moores General Unsecured Claims

(a)	Classification: Class 5(a) consists of any Moores General Unsecured Claims.

(b)	Treatment: To the extent such Allowed Class 5(a) Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Class 5(a) Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s), with the reasonable consent of the Required Consenting Term Loan Lenders, either:

(i)	payment in full in Cash of the due and unpaid portion of its Allowed Class 5(a) Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) or (y) as soon as practicable after the date such Claim becomes due and payable;

(ii)	Reinstatement of such Allowed Class 5(a) Claim; or

(iii)	such other treatment rendering its Allowed Class 5(a) Claim Unimpaired.

(c)	Voting: Class 5(a) is Unimpaired under the Plan. Holders of Claims in Class 5(a) are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

6.	Class 5(b) - Other General Unsecured Claims

(a)	Classification: Class 5(b) consists of any Other General Unsecured Claims.

(b)	Allowance: The Term Loan Deficiency Claims shall be Allowed in the aggregate amount of $318,787,686. Other General Unsecured Claims that are not Term Loan Deficiency Claims shall be Allowed or disallowed in accordance with the Claims resolution procedures set forth in this Plan.

(c)	Treatment: To the extent such Allowed Class 5(b) Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Class 5(b) Claim, each Holder thereof shall receive, at the option of such Holder, either: (a) the Liquidating Trust Equity Recovery or (b) the Cash Option; provided, that the Term Loan Lenders shall not be entitled to any recovery on account of any Term Loan Deficiency Claims, which shall be deemed waived, extinguished, satisfied, released, and discharged for all purposes on the Effective Date; provided, further, that each Holder of an Allowed Class 5(b) Claim shall be receive the treatment set forth in their Class 5(b) Election Form.

(d)	Voting: Class 5(b) is Impaired under the Plan and Holders of Allowed Claims in Class 5(b) are entitled to vote to accept or reject the Plan.

7.	Class 5(c) - GUC Convenience Claims

(a)	Classification: Class 5(c) consists of any GUC Convenience Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed GUC Convenience Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed GUC Convenience Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s), with the reasonable consent of the Required Consenting Term Loan Lenders, either:

(i)	payment in full in Cash of the due and unpaid portion of its Allowed GUC Convenience Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) or (y) as soon as practicable after the date such Claim becomes due and payable;

(ii)	Reinstatement of such Allowed GUC Convenience Claim; or

(iii)	such other treatment rendering its Allowed GUC Convenience Claim Unimpaired.

(c)	Voting: Class 5(c) is Unimpaired under the Plan. Holders of Claims in Class 5(c) are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.	Class 6 - Intercompany Claims

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)	Treatment: Each Intercompany Claim shall be, at the option of the Debtors and the Required Consenting Term Loan Lenders, setoff, contributed, distributed, compromised, settled, Reinstated, canceled and released without any distribution, or otherwise addressed in a manner determined by the Debtors and the Required Consenting Term Loan Lenders.

(c)	Voting: Class 6 is Impaired or Unimpaired under the Plan. Holders of Class 6 Claims are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.	Class 7 - Intercompany Interests

(a)	Classification: Class 7 consists of any Intercompany Interests.

(b)	Treatment: Each Intercompany Interest shall be, at the option of the Debtors and the Required Consenting Term Loan Lenders, as applicable, contributed, distributed, eliminated via merger or other corporate transaction, Reinstated, canceled and released without any distribution, or otherwise addressed in a manner determined by the Debtors and the Required Consenting Term Loan Lenders.

(c)	Voting: Class 7 is Impaired or Unimpaired under the Plan. Holders of Class 7 Interests are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

10.	Class 8 - Existing Equity Interests

(a)	Classification: Class 8 consists of any Existing Equity Interests.

(b)	Treatment: Each Existing Equity Interest shall be extinguished and cancelled, and will be of no further force or effect. Each Holder of an Existing Equity Interest shall receive no recovery on account of such Existing Equity Interest.

(c)	Voting: Class 8 is Impaired. Holders of Class 8 Interests are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders of Class 8 Interests are not entitled to vote to accept or reject the Plan.

11.	Class 9 - Section 510(b) Claims

(a)	Classification: Class 9 consists of any Section 510(b) Claims.

(b)	Treatment: Section 510(b) Claims shall be discharged, cancelled, released, and extinguished without any distribution to holders of such Claims.

(c)	Voting: Class 9 is Impaired. Holders (if any) of Allowed Class 9 Claims are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders (if any) of Allowed Class 9 Claims are not entitled to vote to accept or reject the Plan.

C.           Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.           Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.           Voting Classes, Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.            Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

G.           Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.           Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.             Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.          General Settlement of Claims and Interests.

As discussed further in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of Claims and Interests and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be final.

B.           Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transactions and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions (as agreed, including as set forth in the Description of Transaction Steps, and in accordance with the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder), including to establish Reorganized Tailored and, if applicable, to transfer assets of the Debtors to Reorganized Tailored or a subsidiary thereof. The applicable Debtors or the Reorganized Debtors will take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent agreed in accordance with the consent rights in the Restructuring Support Agreement and provided herein, in the Description of Transaction Steps, or in the Definitive Documentation, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

On the Effective Date, subject in all respects (and after giving effect) to the treatment, distribution, and all other provisions of the Plan and the Confirmation Order, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. To the extent provided in the Description of Transaction Steps, each Debtor, other than Reorganized Tailored, may be deemed dissolved in accordance with applicable law, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. Reorganized Tailored shall be the issuer of New Equity and New Warrants as set forth herein (and as set forth in the Description of Transaction Steps).

The actions to implement the Restructuring Transactions may include, in each case if and as agreed in accordance with the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable parties may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (4) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable law; (5) all transactions necessary or appropriate to provide for the purchase of substantially all of the assets or Interests of any of the Debtors by one or more Entities to be wholly owned by Reorganized Tailored, which purchase, if applicable, may be structured as a taxable transaction for United States federal income tax purposes; and (6) all other actions that the applicable parties determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan, in each case of clauses (1) through (6), consistent with the Description of Transaction Steps.

The Confirmation Order shall and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.           The Reorganized Debtors.

On the Effective Date, the New Board shall be established, and each Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

D.           Sources of Consideration for Plan Distributions.

1.       Exit ABL Facility

On the Effective Date, the Reorganized Debtors shall enter into the Exit ABL Facility, the terms of which will be set forth in the Exit ABL Facility Documents. Confirmation of the Plan shall be deemed approval of the Exit ABL Facility and the Exit ABL Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the Exit ABL Facility Documents and such other documents as may be required to effectuate the treatment afforded by the Exit ABL Facility.

On the later of (i) the Effective Date and (ii) the satisfaction of the DIP ABL Facility Claims and the Swap Claims in accordance with Article II.C and Article II.D, respectively, all of the Liens and security interests to be granted in accordance with the Exit ABL Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit ABL Facility Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit ABL Facility Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

2.       Exit Term Loan Facility.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, the Reorganized Debtors shall enter into the Exit Term Loan Facility, the terms of which will be set forth in the Exit Term Loan Facility Documents. Confirmation of the Plan shall be deemed approval of the Exit Term Loan Facility and the Exit Term Loan Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the Exit Term Loan Facility Documents and such other documents as may be required to effectuate the treatment afforded by the Exit Term Loan Facility.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all of the Liens and security interests to be granted in accordance with the Exit Term Loan Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Term Loan Facility Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Term Loan Facility Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.       New Equity.

On the Effective Date, Reorganized Tailored (consistent with the Description of Transaction Steps) shall issue the New Equity directly or indirectly to Holders of Claims to the extent provided in the Plan. The issuance of the New Equity, including New Equity reserved under the Management Incentive Plan, shall be authorized without the need for any further corporate action and without any further action by any party. The terms of the New Equity shall be governed by the Shareholder Agreement and the New Equity Documentation, as applicable.

All of the New Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

4.        New Warrants

On the Effective Date, Reorganized Tailored (consistent with the Description of Transaction Steps) shall issue the New Warrants directly or indirectly to Holders of Claims to the extent provided for in the Plan. The terms of the New Warrants shall be governed by the New Warrant Agreement.

All of the New Equity issuable upon exercise of the New Warrants issued pursuant to the Plan shall, when so issued and upon payment of the exercise price by the Liquidating Trust in accordance with the terms of the New Warrants, be duly authorized, validly issued, fully paid, and non-assessable.

Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

E.             Corporate Existence.

Except as otherwise provided in the Plan or the Description of Transaction Steps, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

F.             Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Description of Transaction Steps) or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.             Cancellation of Existing Agreements and Interests.

On the later of the Effective Date and the date on which the relevant distributions are made pursuant to the Plan (if not made on the Effective Date), except for the purpose of evidencing a right to and allowing Holders of Claims and Interests to receive a distribution under the Plan or to the extent otherwise specifically provided for in the Plan or set forth in the Description of Transaction Steps, (a) all notes, instruments, certificates, and other documents evidencing Claims or Interests, and any other certificate, equity security, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such agreements, certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are reinstated or amended and restated pursuant to the Plan), shall be cancelled, and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect, and the Agents and Trustee shall not have any continuing duties or obligations thereunder and shall be discharged; and (b) the obligations of the Debtors pursuant, relating, or pertaining to any credit document, agreement, indenture, any agreements, certificates of designation, bylaws or certificate, or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically reinstated, amended and reinstated, or entered into pursuant to the Plan) shall be released and discharged; provided, however, that the applicable credit document, agreement, or indentures shall continue in effect for the purposes of: (i) allowing the Agents and Trustee to receive or direct distributions from the Debtors and to make further distributions to the applicable Holders of Claims (subject to any applicable charging liens), and allowing such Holders to accept distributions, on account of such Claims; (ii) preserving the Agents’ and Trustee’s rights to payment of reasonable and documented fees and expenses (to be documented in accordance with the terms of the applicable credit document(s), agreement(s), or indenture(s)), and allowing the maintenance, exercise, and enforcement of any applicable charging lien and priority of payment rights for the payment of reasonable and documented fees and expenses (to be documented in accordance with the terms of the applicable credit document(s), agreement(s), or indenture(s)), including the Agent’s or Trustee’s charging liens and priority of payment rights pursuant and subject to the terms of the applicable credit document(s), agreement(s), or indenture(s), or any related or ancillary document, instrument, agreement, or principle of law, against any money or property distributed or allocable on account of such Claims, as applicable; (iii) seeking compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the Agents and Trustee in connection with the implementation of the Plan; (iv) allowing the Agents and Trustee to enforce their respective rights, claims, and interests against any Entity that is not a Released Party; (v) preserving the right of Agents and Trustee to exculpation and, indemnification from the Debtors or any other Entity pursuant and subject to the terms of the applicable credit document(s), agreement(s), or indenture(s), and permitting each of the Agents and Trustee to maintain, enforce, and exercise its respective charging liens in connection therewith; (vi) maintaining, enforcing, and exercising any right or obligation to compensation, indemnification, exculpation, expense reimbursement, or contribution, or any other claim or entitlement that the Agents and Trustee may have under the applicable credit document(s), agreement(s), or indenture(s), permitting each of the Agents and Trustee to maintain, enforce, and exercise its respective charging liens in connection therewith; (vii) permitting the Agents and Trustee to perform any functions that are necessary to effectuate the forgoing; and (viii) preserving the Agents’ and Trustee’s right to appear and be heard in the Chapter 11 Cases or in any other proceeding in the Bankruptcy Court, including but not limited to enforcing any obligations owed to it under the Plan, Confirmation Order, or under the applicable credit document(s), agreement(s), or indenture(s); provided that (a) subject to the satisfaction of the applicable Debtors’ or Reorganized Debtors’ obligations under the Plan and the Confirmation Order, nothing in this Plan shall affect the discharge of Claims (other than Surviving DIP Obligations) pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan and (b) except as otherwise provided in the Plan or the Confirmation Order, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan; provided, further, that all provisions in credit documents, agreements, or indentures that by their own terms or by the terms and provisions of the Plan or the Confirmation Order survive the termination, discharge, expiration, or maturity thereof, shall also survive and continue in full force and effect. On the Effective Date, each holder of a certificate or instrument evidencing a Claim that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture(s) or credit agreement that governs the rights of such holder of such Claim. Such surrendered certificate or instrument shall be deemed cancelled as set forth in, and subject to the exceptions set forth in, this Article IV.G. If the record Holder of the Unsecured Notes Claim is DTC or its nominee or another securities depository or custodian thereof, and Holders of the Unsecured Notes Claims are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of such Unsecured Notes Claims shall be deemed to have surrendered such Holder’s note, debenture, or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

On and after the Effective Date, the duties and responsibilities of the Agents and Trustee under the respective credit agreement or document or indenture(s), as applicable, shall be discharged and released, except (i) to the extent required to effectuate the Plan including, but not limited to, making distributions under the Plan to the holders of Allowed Claims under their respective credit agreement or document or indenture(s) and (ii) with respect to any rights of the Agents and Trustee to payment of reasonable and documented fees, expenses, and indemnification obligations (to be documented in accordance with the terms of the applicable credit document(s), agreement(s), or indenture(s)) as against any money or property distributable to holders of Claims or Interests pursuant and subject to the terms of the applicable credit document(s), agreement(s), or indenture(s), including any rights to priority of payment and/or to exercise charging liens. After the performance by the Agents and Trustee and their respective representatives and professionals of any obligations and duties required under or related to the Plan or the Confirmation Order, the Agents and Trustee shall be deemed to be forever relieved of and released from any obligations and duties arising thereunder.

H.            Corporate Action.

Upon the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all corporate actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors, officers, or managers for the Reorganized Debtors; (3) the distribution of the New Equity and New Warrants; (4) implementation of the Restructuring Transactions; (5) entry into the Exit ABL Facility Documents; (6) entry into the Exit Term Loan Facility Documents; (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (8) adoption of the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Equity, the New Warrants, the New Organizational Documents, the Exit ABL Facility Documents, the Exit Term Loan Facility Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I.               New Organizational Documents.

On the Effective Date, or following the entry of the Confirmation Order and prior to the Effective Date, to the extent set forth in the Description of Transaction Steps, if applicable, the organizational documents of each of the Debtors shall be amended, amended and restated, or replaced as may be necessary to effectuate the transactions contemplated or permitted by the Plan. On the Effective Date, or following the entry of the Confirmation Order and prior to the Effective Date, to the extent set forth in the Description of Transaction Steps, if applicable, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of incorporation if and to the extent required in accordance with the corporate laws of the respective state or country of incorporation. The New Organizational Documents will prohibit the issuance of non-voting equity securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code. For the avoidance of doubt, the New Organizational Documents shall be included as exhibits to the Plan Supplement. After the Effective Date, the Reorganized Debtors may amend and restate New Organizational Documents, and the Reorganized Debtors may file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

J.              Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the members for the initial term of the New Board shall be appointed. The initial members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing, pursuant to the terms of the Restructuring Support Agreement. Each such member and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors. The New Board shall consist of the number of members as set forth in the Plan Supplement; provided, that the process for selecting the New Board and all governance related matters for Reorganized Tailored shall be in form and substance acceptable to the Required Consenting Term Loan Lenders (in consultation with the Debtors).

K.             Effectuating Documents; Further Transactions.

On and after the Effective Date, Reorganized Tailored and the New Board are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of Reorganized Tailored, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

L.             Certain Securities Law Matters.

The New Equity and the New Warrants issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code. The New Equity and the New Warrants issued under the Plan in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Pursuant to section 1145 of the Bankruptcy Code, the New Equity and the New Warrants issued under the Plan: (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act; and (b) are freely tradable and transferable by any holder thereof that (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within ninety (90) days of such transfer, (iii) has not acquired the New Equity from an “affiliate” within one year of such transfer, and (iv) is not an Entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code. Such New Equity and New Warrants will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents and the New Warrant Agreement, as applicable. The New Equity issued pursuant to this Plan will (i) be DTC eligible, (ii) entitle the beneficial owner of such securities on a confidential basis to certain information as set forth in the New Organizational Documents, and (iii) entitle the beneficial owner to attend quarterly management calls with Q&A (which may be joint with lenders); provided, that the foregoing shall not be required with respect to such securities to the extent that, as a result thereof, the Reorganized Debtors will be (or will be required to be) an SEC registered entity.

DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether such securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no legal opinion regarding the offering, issuance, and distribution of any Securities contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services shall be required.

M.            Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Reorganized Debtors’ obligations under or in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, personal property transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax, recordation fee or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax, recordation fee or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment.

N.             Employee Matters.

On the Effective Date, the Debtors shall assume each of the written contracts, agreements, policies, programs and plans for compensation, bonuses, reimbursement, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the Debtors’ current and former employees, directors, officers, and managers, including executive compensation programs and existing compensation arrangements for the employees of the Debtors (but excluding any severance agreements with any of Debtors’ former employees) that are set forth in the Schedules of Assumed and Rejected Contracts. which shall be in accordance with the Restructuring Support Agreement, in form and substance acceptable to the Required Consenting Term Loan Lenders. Except to the extent provided by Article VII of the Plan, nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such employment agreements.

Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

As of the Effective Date, the obligations under the Pension Plan will continue in accordance with, and subject to, its terms and applicable non-bankruptcy law (and the Reorganized Debtors reserve all rights thereunder), and as a consequence, PBGC and the Debtors agree that the Debtors will timely pay the October 2020 Pension Plan premiums and that all PBGC Claims will be deemed withdrawn as of the Effective Date without incurring liability in the bankruptcy and without any further action of the Debtors or the Reorganized Debtors or PBGC and without any further action, order or approval of the Bankruptcy Court.

Nothing in the Debtors’ bankruptcy proceedings, Confirmation Order, Plan of Reorganization, or Section 1141 of the Bankruptcy Code shall in any way be construed to discharge, release, limit, or relieve the Debtors, Reorganized Debtors, or any of their successors, any officers, any directors or any other employee of the Debtors or Reorganized Debtors, any parties in interest (as defined in ERISA § 3(14)) to the Pension Plan (including any fiduciaries of the Pension Plan and any Pension Plan service providers), or any other Persons that have caused harm to the Pension Plan or improperly received assets of the Pension Plan from any liability or responsibility that is both (i) imposed under ERISA, the Internal Revenue Code, or any other law with respect to the Pension Plan and (ii) enforced solely by PBGC or the Pension Plan. PBGC and the Pension Plan shall not be enjoined or precluded from enforcing any liability or responsibility arising under ERISA, the Internal Revenue Code, or any other law with respect to the Pension Plan.

On the Effective Date, each Collective Bargaining Agreement shall be assumed by the applicable Debtor party thereto. Any Proofs of Claim filed by a Union for amounts due under its applicable Collective Bargaining Agreement and any Cure related thereto shall be considered satisfied by the agreement to assume and the satisfaction of any Cure, if any, in accordance with Article V herein. For the avoidance of doubt, following such assumption, the applicable Debtor shall continue to be subject to all applicable terms and conditions of the applicable Collective Bargaining Agreement (until their expiration, modification or termination in accordance with their terms or applicable law) and shall pay any amounts that come due for payment post-assumption in the ordinary course of business in accordance with such terms and conditions.

O.             Management Incentive Plan.

The New Board shall be authorized to implement the Management Incentive Plan on or after the Effective Date; provided, that 7.5% of the aggregate amount of New Equity on a fully diluted basis shall be reserved for the Management Incentive Plan.

P.             Long-Term Incentive Plan.

The New Board shall adopt the Long-Term Incentive Plan within 90 days of the Effective Date. The Long-Term Incentive Plan shall include provisions addressing, among other things, incentives for certain employees.

Q.            Change in Control Severance Plans.

The New Board shall adopt the Change in Control Severance Plans within 90 days of the Effective Date. The Change in Control Severance Plans shall cover the same employees and shall otherwise be substantially similar to the change in control severance plans offered by the Debtors to certain of their employees prior to the Effective Date; provided, that the Change in Control Severance Plans shall clarify that any future bankruptcy or reorganization of the Reorganized Debtors does not constitute a change in control.

R.             Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, Reorganized Tailored expressly reserves all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in Reorganized Tailored, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

On the Effective Date, the Reorganized Debtors shall waive and release all Avoidance Actions and Avoidance Actions shall not be retained Causes of Action.

S.             The Liquidating Trust.

1.         Establishment of the Liquidating Trust.

On the Effective Date, the Debtors will establish the Liquidating Trust in order to maximize the distribution available to Holders of Allowed Class 5(b) Claims. The Liquidating Trust will have no objective other than as set forth in, and shall fulfill its purpose in accordance with, this Plan and the Liquidating Trust Agreement and shall have the obligation to carry out its Claims reconciliation duties as effectively as possible without undue delay.

On the Effective Date, the Liquidating Trust Assets shall irrevocably vest and be deemed to vest in the Liquidating Trust in accordance with section 1141 of the Bankruptcy Code or as otherwise set forth in the Liquidating Trust Agreement; provided, however, that (i) any New Warrants that would otherwise be attributable to the Holders of Class 5(b) Claims that elect the Cash Option shall be cancelled, and shall not be redistributed to other Holders of Class 5(b) Claims that did not elect the Cash Option, (ii) any New Equity that would otherwise be attributable to the Holders of Class 5(b) Claims that elect the Cash Option shall be redistributed to the Reorganized Debtors, and shall not be redistributed to other Holders of Class 5(b) Claims that did not elect the Cash Option; provided, further, that any Liquidating Trustee Fee Amount remaining in the Liquidating Trust following the final distribution shall revert to the Reorganized Debtors. The Liquidating Trust will hold the Liquidating Trust Assets for the benefit of the beneficiaries thereof, subject to the foregoing and the Liquidating Trust Agreement.

On the Effective Date, the Reorganized Debtors shall (i) fund an amount equal to the Liquidating Trustee Fee Amount to be placed in a segregated account and held in trust by the Liquidating Trustee and (ii) transfer all rights, title, and interest in the other Liquidating Trust Assets, free and clear of any and all liens, claims, interest, or encumbrances to the Liquidating Trust for the benefit of the beneficiaries thereof; provided, however, (x) that any New Warrants that would otherwise be attributable to the Holders of Class 5(b) Claims that elect the Cash Option shall be cancelled, and shall not be redistributed to other Holders of Class 5(b) Claims that did not elect the Cash Option, and (y) any New Equity that would otherwise be attributable to the Holders of Class 5(b) Claims that elect the Cash Option shall be redistributed to the Reorganized Debtors, and shall not be redistributed to other Holders of Class 5(b) Claims that did not elect the Cash Option.

Following the Effective Date, the True-Up Parties shall implement and abide by the True-Up Procedures.

The Liquidating Trust shall be solely responsible for determining the WPC Equity Recovery Pool. After careful consideration of WPC’s capital structure, including the lack of WPC debt under the ABL Loans, Term Loans, and Unsecured Notes, it was determined that Holders of WPC Class 5(b) Claims may be entitled to a greater percentage recovery than Holders of Class 5(b) Claims against the United States Debtors. The best current estimate of the amount of Allowed Class 5(b) General Unsecured Claims is $15 million to $30 million, although the amount of Filed Class 5(b) General Unsecured Claims is approximately $80 million. It is estimated that the WPC Equity Recovery Pool will range from between 0.7% and 1.6% of the New Equity, with the remainder of the Liquidating Trust Equity constituting the U.S. Equity Recovery Pool.

Upon final determination of the Allowed Class 5(b) Claims, the Liquidating Trustee shall provide notice to the Reorganized Debtors of the total amount of Allowed Class 5(b) Claims, and a breakdown of the Holders of Allowed Class 5(b) Claims that have elected the Cash Option. The Debtors shall then make a final distribution in respect of the Cash Option to any holders of Allowed Class 5(b) Claims that have not already received their Cash, and the Liquidating Trustee shall then make a final distribution from the Liquidating Trust Assets to the Holders of Allowed Class 5(b) Claims of their respective Liquidating Trust Equity Recovery; provided, that the Liquidating Trustee shall distribute the Liquidating Trust Equity Recovery of applicable Holders that have selected the Cash Option to the Reorganized Debtors and cancel all remaining New Warrants. For the avoidance of doubt, no Intercompany Claims shall receive any recovery from the Liquidating Trust and shall not be eligible to receive the Liquidating Trust Equity Recovery.

2.       Rights and Powers of the Liquidating Trustee.

The Liquidating Trustee’s activities shall be limited to (a) prosecuting objections to and resolving Claims asserted as Class 5(b) Claims; (b) distributing the Liquidating Trust Equity Recovery to Holders of Allowed Class 5(b) Claims; (c) exercising rights and obligations as provided in the Liquidating Trust Agreement, shareholders agreement and such other New Organizational Documents to which the Liquidating Trustee shall be a party or bound, (d) raising funds to satisfy the Cash strike price of the New Warrants to the extent desirable to the Liquidating Trust, and (e) such other limited activities as are necessary to the proper execution of the foregoing. The Liquidating Trustee’s rights relating to the administration of Claims shall include the right to (i) object to or otherwise contest and/or resolve Claims asserted as Class 5(b) Claims (including, for the avoidance of doubt, Claims arising from the rejection of Executory Contracts and Unexpired Leases), whether asserted in a Proof of Claim or scheduled by a Debtor and (ii) assert any and all rights of setoff, counterclaims, recoupment claims, and claims under contracts, insofar as such rights relate to the objection or contest of any Class 5(b) Claim (together, the “Liquidating Trust Claim Rights”).

The Liquidating Trustee shall have the authority to reasonably retain any professionals necessary to assist the Liquidating Trustee in carrying out its duties under the Liquidating Trust Agreement; provided that the Liquidating Trustee and any such professionals shall be compensated solely from Liquidating Trustee Fee Amount and in no event shall the Liquidating Trustee or any of its professionals have or make any claim for reimbursement of fees or expenses against any Person other than the Liquidating Trustee or any property other than the Liquidating Trustee Fee Amount. Further, the Liquidating Trustee shall have the authority to pay its professionals out of the Liquidating Trustee Fee Amount without the need for further Bankruptcy Court approval.

The Debtors or the Reorganized Debtors, as applicable, will cooperate with the Liquidating Trustee and its professionals, as applicable, solely in relation to the activities of the Liquidating Trustee expressly authorized hereunder, including by providing reasonable, good-faith access to personnel, systems, and books and records, upon request by the Liquidating Trustee, to the extent and at such times as providing such access will not interfere with the discharge of the primary obligations of the Debtors, the Reorganized Debtors, and their respective personnel.

To the extent that the Debtors or Reorganized Debtors determine that responding to any particular information request from the Liquidating Trustee requires the Debtors, the Reorganized Debtors, or their personnel to expend material time or resources outside the ordinary course of their operations or responsibilities, the Debtors, the Reorganized Debtors, or their personnel shall communicate the same to the Liquidating Trustee, together with a range of expected costs to satisfy such information request. Such parties shall work in good faith to address any disputes arising in connection with such cost analysis. The Liquidating Trust shall satisfy any agreed-upon cost expenditures solely through the Liquidating Trustee Fee Amount; in the absence of such agreement, the Liquidating Trustee may withdraw its information request, the Debtors or the Reorganized Debtors, may determine to not satisfy such request, and all parties’ rights are reserved to raise any such disputes with the Bankruptcy Court.

T.             Tax Treatment of the Liquidating Trust and the Cash Option

1.       Liquidating Trust Treatment

The Liquidating Trust may, except as otherwise set forth below with respect to treatment as a disputed ownership fund, be classified as a “liquidating trust” under section 301.7701-4(d) of the Treasury Regulations and qualify as a “grantor trust” under section 671 of the Internal Revenue Code. In such case, any beneficiaries of such Liquidating Trust would be treated as grantors and deemed owners thereof and, for all United States federal income tax purposes, any beneficiaries would be treated as if they had received a distribution from the Debtors of an undivided interest in the assets of the Liquidating Trust and then contributed such undivided interest to the vehicle. If this treatment applies, the person or persons responsible for administering the Liquidating Trust shall, in an expeditious but orderly manner, make timely distributions to beneficiaries of the Liquidating Trust pursuant to the Plan and not unduly prolong its duration.

No entity-level tax should be imposed on the Liquidating Trust with respect to earnings generated by the assets held by the Liquidating Trust to the extent “liquidating trust” treatment applies. Each beneficiary must report on its federal income tax return its allocable share of income, gain, loss, deduction and credit, if any, recognized or incurred by the Liquidating Trust, even if no distributions are made. Allocations of taxable income with respect to the Liquidating Trust shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restriction on distributions described herein) if, immediately before such deemed distribution, the Liquidating Trust had distributed all of their other assets (valued for this purpose at their tax book value) to the beneficiaries, taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable losses of the Liquidating Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets. The tax book value of the assets for this purpose shall equal their respective fair market values on the Effective Date or, if later, the date such assets were acquired, adjusted in either case in accordance with the tax accounting principles prescribed by the applicable provisions of the Internal Revenue Code, Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

In the event any tax is imposed on the Liquidating Trust, the person or persons responsible for administering the Liquidating Trust shall be responsible for payment, solely out of the assets of the Liquidating Trust of any taxes imposed on the Liquidating Trust.

2.       Disputed Ownership Fund Treatment

With respect to any of the assets of the Liquidating Trust that are subject to potential disputed claims of ownership or uncertain distributions, the Liquidating Trust may be subject to disputed ownership fund treatment under Section 1.468B-9 of the Treasury Regulations. Under such treatment, a separate federal income tax return shall be filed with the IRS for any such account. Any taxes (including with respect to earned interest, if any) imposed on the Liquidating Trust as a result of this treatment shall be paid out of the assets of the Liquidating Trust (and reductions shall be made to amounts disbursed from the account to account for the need to pay such taxes).

2.       Tax Treatment of the Cash Option

The Liquidating Trust Agreement shall set forth the intended tax treatment of Holders of Claims exercising the Cash Option. The treatment set forth therein shall be binding for all U.S. federal, state, local, and non-U.S. tax purposes on the Debtors, the Reorganized Debtors, any Holder of a Claim, and the Liquidating Trust, unless otherwise required by a final determination by a relevant taxing authority.

U.            Closing the Chapter 11 Cases.

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors and the Required Consenting Term Loan Lenders and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.             Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease (including those set forth as assumed in the Schedules of Assumed and Rejected Contracts) shall be deemed assumed as of the Effective Date by the applicable Debtor pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) was previously assumed, assumed and assigned, or rejected by the Debtors (which assumption, assumption and assignment, or rejection shall have been with the consent of the Required Consenting Term Loan Lenders); (2) previously expired or terminated pursuant to its own terms; (3) is identified as rejected on the Schedules of Assumed and Rejected Contracts; (4) is the subject of a motion to reject that is pending on the Effective Date; or (5) is a Deferred Decision Lease. On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease that is identified as rejected on the Schedules of Assumed and Rejected Contracts shall be deemed rejected as of the Effective Date by the applicable Debtor pursuant to sections 365 and 1123 of the Bankruptcy Code.

Entry of the Confirmation Order by the Bankruptcy Court shall, subject to and upon the occurrence of the Effective Date, constitute a Final Order approving the assumptions, assumptions and assignments, and rejections, as applicable, of the Executory Contracts and Unexpired Leases as set forth in the Plan, and the Schedules of Assumed and Rejected Contracts, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume, assume and assign, or reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Unless otherwise specified in the Plan Supplement, the Schedules of Assumed and Rejected Contracts, or an applicable Bankruptcy Court order, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may be modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting Term Loan Lenders shall have the right to alter, amend, modify, or supplement the Schedules of Assumed and Rejected Contracts identified in this Article V.A of the Plan and in the Plan Supplement at any time through and including 45 days after the Effective Date; provided, however, that after the date of the Confirmation Hearing, the Debtors may not subsequently reject any Unexpired Lease, other than a Deferred Decision Lease, previously designated as assumed or assumed and assigned or assume or assume and assign an Unexpired Lease previously designated as rejected on the Schedules of Assumed and Rejected Contracts absent the consent of the applicable lessor, order of the Bankruptcy Court, or as otherwise provided for in this Plan.

To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party or parties to such Executory Contract or Unexpired Lease to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.             Indemnification Obligations.

Notwithstanding anything herein to the contrary, the obligations of the Debtors pursuant to their certificates of incorporation, bylaws, or other agreements to indemnify the current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors, or such directors, officers, agents, and/or employees, based upon any act or omission relating to the Debtors, will not be discharged or impaired by consummation of the Restructuring Transactions. All such obligations will be assumed by the Debtors on the Effective Date, and all such obligations will continue as obligations of the Reorganized Debtors.

The Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including the “tail policy”) in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including purchasing any tail coverage.

C.           Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Claims and Noticing Agent and served on the Debtors or Reorganized Debtors, as applicable, no later than thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.F of the Plan, including any Claims against any Debtor listed on the Schedules as unliquidated, contingent, or disputed. All Allowed Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease shall be treated as a General Unsecured Claim in accordance with Article III.B and Article III.C of the Plan.

D.           Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall satisfy Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for satisfaction of Cures that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty and any requests for alternate performance and/or timing of performance to cure any nonmonetary defaults that constitute a Cure must be Filed with the Bankruptcy Court on or before the applicable date specified in the notice of assumption or assumption and assignment of such Executory Contract or Unexpired Lease. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon satisfaction by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from satisfying any Cure despite the failure of the relevant counterparty to File such request for satisfaction of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before the applicable date specified in the notice of assumption or assumption and assignment of such Executory Contract or Unexpired Lease. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the Cure payments and/or performance required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided that the Reorganized Debtors may settle any such dispute without any further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity; provided, further, that notwithstanding anything to the contrary herein, prior to the entry of a Final Order resolving any such dispute and approving the assumption of any such Executory Contract or Unexpired Lease, the Reorganized Debtors shall have the right to reject any such Executory Contract or Unexpired Lease that is subject to dispute, whether by amending the Schedules of Assumed and Rejected Contracts in accordance with Article V.A of the Plan or otherwise.

At least fourteen (14) days prior to the first day of the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption or assumption and assignment and proposed Cures to be Filed and sent to applicable third parties, which notices will include procedures for objecting thereto and resolution of disputes by the Bankruptcy Court; provided, that to the extent counsel for an applicable third party has Filed a notice of appearance and request for notice in these Chapter 11 Cases on behalf of such third party and included an electronic mailing address in such notice of appearance, the notices of proposed assumption or assumption and assignment shall also be sent via electronic mail to counsel for such third party. The Debtors shall serve (by electronic mail, if requested) a counterparty to an Executory Contract or Unexpired Lease to be assumed or assumed and assigned with evidence of adequate assurance as soon as reasonably practicable upon such counterparty’s written request to the Debtors’ counsel. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or assumption and assignment or related Cure must be Filed, served, and actually received by the Debtors no later than the applicable date specified in the notice of assumption or assumption and assignment of such Executory Contract or Unexpired Lease. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption or Cure will be deemed to have assented to such assumption or assumption and assignment and Cure.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full satisfaction of any applicable Cure pursuant to this Article V.D shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully satisfied pursuant to this Article V.D, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

Notwithstanding anything herein to the contrary, upon assumption of an Unexpired Lease, the Debtors or Reorganized Debtors, as applicable, shall be obligated to pay or perform any accrued but unbilled obligations under the Unexpired Lease including, but not limited to, common area maintenance charges, taxes, year-end adjustments, and indemnity obligations under the Unexpired Lease, regardless of whether a claim arose before or after the Petition Date.

E.            Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.            Surety Bonds.

On the Effective Date, all of the Debtors’ obligations and commitments to any surety providers as set forth in the Final Order Authorizing the Debtors to Maintain the Surety Bond Program [Docket No. 444] shall be deemed reaffirmed by the Reorganized Debtors, including as applicable: (i) surety payment and indemnity agreements, setting forth the sureties’ rights against the Debtors, and the Debtors’ obligations to pay and indemnify the sureties from any loss, cost, or expense that the sureties may incur, in each case, on account of the issuance of any surety bonds on behalf of the Debtors; (ii) surety collateral agreements governing collateral, if any, in connection with the Debtors’ surety bonds; and/or (iii) ordinary course premium payments to any surety for the Debtors’ surety bonds.

G.           Insurance Policies.

Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order, any bar date notice or claim objection, any other document related to any of the foregoing, or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, or requires a party to opt out of any releases): (1) on the Effective Date, the Debtors shall be deemed to have assumed all Insurance Policies in their entirety pursuant to sections 105 and 365 of the Bankruptcy Code and such Insurance Policies shall revest in the Reorganized Debtors, and the Reorganized Debtors shall remain liable in full for all of their and the Debtors’ obligations thereunder, regardless of whether such obligations arise before or after the Effective Date, without the requirement or need for any Insurer to File a Proof of Claim, an Administrative Claim, a Cure, or to object to any Cure; (2) nothing shall alter, modify, amend, affect, impair, or prejudice the legal, equitable, or contractual rights, obligations, and defenses of the Insurers, the Debtors (or, after the Effective Date, the Reorganized Debtors), or any other individual or Entity, as applicable, under any Insurance Policies, and all such rights and obligations shall be determined under the Insurance Policies and applicable non-bankruptcy law as if the Chapter 11 Cases had not occurred; and (3) the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit: (a) claimants with valid workers’ compensation claims or direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (b) the Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (i) workers’ compensation claims, (ii) claims where a claimant asserts a direct action claim against any Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay to proceed with its claim, and (iii) all costs in relation to each of the foregoing; (c) the Insurers to draw against any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the Insurance Policies, in such order as the applicable Insurer may determine; and (d) the Insurers to cancel any Insurance Policy, and take other actions relating to the Insurance Policies (including effectuating a setoff), to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Insurance Policies.

H.           Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

I.             Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.            Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.          Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan or Confirmation Order (and except with respect to the distribution of the Liquidating Trust Assets), on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each holder of an Allowed Claim (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.            Disbursing Agent.

Other than with respect to distribution of the Liquidating Trust Assets, all distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.      Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.      Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.            Delivery of Distributions of Liquidating Trust Assets.

All distributions of Liquidating Trust Recovery to Holders of Allowed Class 5(b) Claims entitled to recovery from the Liquidating Trust or the Reorganized Debtors (with respect to the Cash Option), as applicable, shall be made by the Liquidating Trustee or the Reorganized Debtors, as applicable, pursuant to the terms of this Plan and governed the Liquidating Trust Agreement.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.      Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2.       Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided, further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder. The Disbursing Agent shall not be required to give any bond, surety, or other Security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

Notwithstanding any provision of this Plan to the contrary, any distributions to a Holder of an Allowed Unsecured Notes Claim shall be made to or at the direction of the Trustee which shall act as Disbursing Agent (or direct the Disbursing Agent) for distributions to the Holders of Allowed Unsecured Notes Claims, in accordance with this Plan and the Unsecured Notes Indenture. The Trustee shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct. Notwithstanding anything to the contrary herein, such distributions shall be subject in all respects to any rights of the Trustee to assert a charging lien against such distributions. The Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with the respective Holders of Unsecured Notes Claims to the extent consistent with the customary practices of DTC; provided, that, for the avoidance of doubt, any charging lien asserted by the Trustee shall attach to the property to be distributed in the same manner as if such distributions were made through the Trustee. All distributions to be made to Holders of Allowed Unsecured Notes Claims shall be eligible to be distributed through the facilities of DTC and as provided for under the Unsecured Notes Indenture.

3.       De Minimis Distributions; Minimum Distributions.

No fractional shares of New Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Equity that is not a whole number, the actual distribution of shares of New Equity shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Equity to be distributed to Holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

The Disbursing Agent shall not make any distributions to a Holder of an Allowed Claim or an Allowed Interest on account of such Allowed Claim or Allowed Interest of New Equity or Cash where such distribution is valued, in the reasonable discretion of the Disbursing Agent, at less than $100.00, and each Claim or Interest to which this limitation applies shall be discharged pursuant to Article VIII of the Plan and its Holder shall be forever barred pursuant to Article VIII of the Plan from asserting that Claim against or Interest in the Reorganized Debtors or their property.

4.       Undeliverable Distributions and Unclaimed Property.

In the event that either (a) a distribution to any Holder is returned as undeliverable or (b) the Holder of an Allowed Claim or Allowed Interest does not respond to a request by the Debtors or the Disbursing Agent for information necessary to facilitate a particular distribution, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder or received the necessary information to facilitate a particular distribution, at which time such distribution shall be made to such Holder without interest, dividends, or other accruals of any kind; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code on the date that is six months after the later of (x) the Effective Date and (y) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable local, state, federal, or foreign escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be discharged and forever barred.

F.            Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.           Compliance with Tax Requirements and Certain Other Tax Matters.

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, the Liquidating Trust, Disbursing Agent and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall (x) be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate and (y) shall reasonably cooperate with the relevant recipients to minimize any such withholding to the extent permitted by applicable Law. The Debtors, Reorganized Debtors, and Liquidating Trust reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

H.           Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.             No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan, the DIP/Cash Collateral Order, or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no Holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

J.             Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

K.           Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.H of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

L.            Claims Paid or Payable by Third Parties.

1.       Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.       Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ Insurance Policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Policy. To the extent that one or more of the Debtors’ Insurers agrees to pay in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such Insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.       Applicability of Insurance Policies.

Except as otherwise provided in the Plan, payment distributions to Holders of Allowed Claims covered by Insurance Policies shall be in accordance with the provisions of any applicable Insurance Policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any policies of Insurance Policies, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such Insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT, AND UNLIQUIDATED CLAIMS OR INTERESTS

A.           Allowance of Claims.

After the Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors (and the Liquidating Trustee on their behalf), shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

B.           Claims Administration Responsibilities.

Except with respect to General Unsecured Claims as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court; provided, that the Liquidating Trustee shall have the sole authority: (i) to File, withdraw, or litigate to judgment, objections to General Unsecured Claims; (ii) to settle or compromise any Disputed General Unsecured Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor (and the Liquidating Trustee on their behalf with respect to General Unsecured Claims) shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.

C.           Estimation of Claims.

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including, without limitation, pursuant to section 502(c) of the Bankruptcy Code for any reason (any such motion, an “Estimation Motion”), regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding the foregoing, any Estimation Motions as to a General Unsecured Claim (any such motion, a “GUC Estimation Motion”) shall only be filed with the mutual consent of the Debtors or Reorganized Debtors, as applicable, and the Liquidating Trustee; provided, that in the event the Debtors or Reorganized Debtors, as applicable, believe the Liquidating Trustee is unreasonably withholding consent with regard to the Filing of such GUC Estimation Motion, the Debtors or Reorganized Debtors, as applicable, shall request that the Honorable David R. Jones make a determination as to whether it is appropriate for the Debtors or Reorganized Debtors, as applicable, to File such Estimation Motion; provided, further, that, in the event the Debtors or Reorganized Debtors, as applicable, and the Liquidating Trustee are unable to reach a consensual resolution regarding the Filing of such GUC Estimation Motion following an applicable determination by the Honorable David R. Jones, the Debtors or Reorganized Debtors, as applicable, may File a motion in the Bankruptcy Court requesting the authority to File such GUC Estimation Motion as to the applicable General Unsecured Claims. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed, contingent, or unliquidated Claim, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim, provided it is not a General Unsecured Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.           Adjustment to Claims or Interests without Objection.

Any Claim or Interest that has been paid, satisfied, amended, superseded, cancelled, or otherwise expunged (including pursuant to the Plan) may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors or the Liquidating Trustee, as applicable, without the Reorganized Debtors or the Liquidating Trustee having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors or the Liquidating Trustee, as applicable, without the Reorganized Debtors or the Liquidating Trustee, as applicable, having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.            Time to File Objections to Claims.

Any objections to Claims shall be Filed on or before the later of (a) one-hundred-eighty (180) days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Bankruptcy Court upon motion of the Liquidating Trustee for an extension of time for objecting to such claims, made before the objection period has passed.

F.            Amendments to Proofs of Claim.

A Proof of Claim against any Debtor may be amended before the Effective Date only as agreed upon by the Debtors and the Holder of such Claim or Interest or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules, or applicable nonbankruptcy law. On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Proof of Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Proof of Claim Filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court absent prior Bankruptcy Court approval or agreement by the Debtors or Reorganized Debtors, as applicable; provided that the foregoing shall not apply to Administrative Claims other than 503(b)(9) Claims.

G.            Disallowance of Claims or Interests.

Except as otherwise provided herein, by prior Order of the Bankruptcy Court, or as agreed to by the Reorganized Debtors, any and all Proofs of Claim Filed after the Claims Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.           Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

B.           Release of Liens.

Except as otherwise provided in the Exit ABL Facility Documents, the Exit Term Loan Facility Documents, the Plan (including, without limitation, the satisfaction of the DIP ABL Facility Claims and the Swap Claims in accordance with Article II.C and Article II.D, respectively), the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.           Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(a)	the Debtors, the Debtors’ restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement;

(b)	any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan;

(c)	the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement;

(d)	the formulation, preparation, dissemination, negotiation, or filing of the Exit ABL Facility, the Exit ABL Documents, the Exit Term Loan Facility, the Exit Term Loan Facility Documents, the DIP ABL Facility, the DIP Credit Agreement Documents, the ABL Documents, or the Term Loan Documents; or

(e)	any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Article VIII.C (i)  do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan and (ii) do not release any claims related to any act or omission that constitutes fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

D.           Releases by Holders of Claims and Interests.

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:

(a)	the Debtors, the Debtors’ restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement;

(b)	any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan;

(c)	the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement;

(d)	the formulation, preparation, dissemination, negotiation, or filing of the Exit ABL Facility, the Exit ABL Documents, the Exit Term Loan Facility, the Exit Term Loan Facility Documents, the DIP ABL Facility, the DIP Credit Agreement Documents, the ABL Documents, or the Term Loan Documents; or

(e)	any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Article VIII.D (i)  do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan and (ii) do not release any claims related to any act or omission that constitutes fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

E.            Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan (including the Exit ABL Facility, the Exit ABL Documents, the Exit Term Loan Facility, the Exit Term Loan Facility Documents, the DIP ABL Facility, the DIP Credit Agreement Documents, the ABL Documents, or the Term Loan Documents) or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that constitutes actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.            Injunction.

Except as otherwise expressly provided in the Plan or for obligations incurred, issued, or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

G.           Preservation of Setoff Rights

Notwithstanding anything to the contrary in this Plan, nothing herein shall modify the rights, if any, of any Holder of Claims or any current or former party to an Executory Contract or Unexpired Lease, to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or non-bankruptcy law, including, but not limited to, (i) the ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their Unexpired Lease(s) with the Debtors or any successors to the Debtors, under the Plan; (ii) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation; or (iii) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors, the Reorganized Debtors, or any successors of the Debtors.

H.           Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.             Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

J.            Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

K.           Substantive Consolidation.

In connection with Confirmation of the Plan, the Debtors reserve the right to assert (subject to the consent of the Required Consenting Term Loan Lenders) that the Plan substantively consolidates the Estates of the United States Debtors into a single consolidated estate for all purposes associated with Confirmation and Consummation of the Plan.

L.            Reservation of Rights by the SEC.

Notwithstanding any provision herein to the contrary, no provision of this Plan or the Confirmation Order (i) releases any non-Debtor Person or Entity (including any non-Debtor Released Party) from any Claim or Cause of Action of the SEC or (ii) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, Causes of Action, proceedings, or investigations against any non-Debtor Person or Entity (including any non-Debtor Released Party) in any forum.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.          Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.         the Confirmation Order, which shall be in form and substance reasonably acceptable to the ABL Agent, DIP ABL Agent, and the Required Consenting Term Loan Lenders, shall have been entered and shall not have been stayed;

2.         all transactions and other documents to effectuate the Restructuring Transactions shall contain terms and conditions consistent in all material respects with the Restructuring Support Agreement;

3.         the Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

4.         the orders approving the Disclosure Statement and confirming the Plan shall have been entered, consistent with the Restructuring Support Agreement, and such orders shall not have been vacated, stayed, or modified;

5.         the Bankruptcy Court shall have entered the Final DIP/Cash Collateral Order and the Final DIP/Cash Collateral Order shall not have been vacated, stayed, revised, modified, or amended in any manner adverse to the Term Loan Lenders without the prior written consent of the Required Consenting Term Loan Lenders and the Required Lenders (as defined in the DIP Credit Agreement);

6.         all fees, expenses, and other amounts payable pursuant to the DIP/Cash Collateral Orders shall have been paid in full;

7.         the DIP ABL Facility Claims, Swap Claims, and ABL Facility Claims shall have been Paid in Full or otherwise satisfied in accordance with Article II.C, Article II.D, and Article III.B.3 of the Plan (as applicable);

8.         the Exit Facilities and any related documents shall have been executed, delivered, and be in full force and effect (with all conditions precedent thereto having been satisfied or waived);

9.         the New Equity and New Warrants shall have been issued;

10.       the Professional Fee Escrow Account shall have been funded;

11.       all accrued and unpaid fees and expenses of the Consenting Term Loan Lenders in connection with the Restructuring Transactions (including the Consenting Term Loan Lender Fees and Expenses) shall have been paid in accordance with the terms and conditions set forth in the Restructuring Support Agreement and the Final DIP/Cash Collateral Order;

12.       there shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other governmental unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;

13.       the Debtors shall have obtained all governmental and regulatory approvals, consents, authorizations, rulings, or other documents that are legally required for the consummation of the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, shall have expired;

14.       each document or agreement constituting the Definitive Documents shall have been executed and/or effectuated and shall be in form and substance consistent with the Restructuring Support Agreement, including, without limitation, any consent rights included therein;

15.       the final version of the Plan and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement;

16.       the Restructuring Transactions to be implemented on the Effective Date shall be consistent with this Plan and the Restructuring Support Agreement; and

17.       such other conditions to the Effective Date as are customary and otherwise reasonably acceptable to the Debtors and the Required Consenting Term Loan Lenders.

B.           Waiver of Conditions.

The conditions to Confirmation and Consummation set forth in this Article IX may be waived by the Debtors only with the prior written consent of the Required Consenting Term Loan Lenders, the DIP ABL Agent, and the ABL Agent (email shall suffice), without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C.           Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.           Modification and Amendments.

Except as otherwise specifically provided in the Plan and to the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. For the avoidance of doubt, the Debtors, with the consent of the Creditors’ Committee and the Required Consenting Term Loan Lenders, reserve the right to amend the Plan after the Confirmation Hearing, including with respect to the Liquidating Trust and the Liquidating Trust Equity Recovery; provided, that any modifications after the Confirmation Hearing shall not adversely impact any Holder of an Allowed Claim.

B.           Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.           Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.         allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.         decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.          resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.         ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5.         adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.         adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.         enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8.         enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.          resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.        issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.        resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

12.        resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L hereof;

13.       enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.       determine any other matters that may arise in connection with or related to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

15.       enter an order concluding or closing the Chapter 11 Cases;

16.       adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.       consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.       determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.       hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.       hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.       hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

22.       enforce all orders previously entered by the Bankruptcy Court; and

23.       hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit ABL Facility and the Exit Term Loan Facility shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain any jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.           Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.            Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.           Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.           Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date; provided, that, notwithstanding the foregoing, the Debtors or Reorganized Debtors, as applicable, shall pay any Allowed fees and expenses incurred by the Creditors’ Committee’s Professionals in preparing and prosecuting their final application for approval of Professional Fee Claims in accordance with the procedures set forth in Article II.B.1 as soon as reasonably practicable after such fees and expenses are Allowed.

E.           Trustee Fees.

On the Effective Date, and without any further notice to or action, order or approval of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, shall pay the Trustee Fees in Cash; provided that the Trustee shall provide the Debtors or the Reorganized Debtors, as applicable, the Ad Hoc Group, and the Creditors Committee (each a “Trustee Fee Notice Party,” and collectively, the “Trustee Fee Notice Parties”) with an estimate of the Trustee Fees at least ten (10) Business Days before the anticipated Effective Date and shall provide the Trustee Fee Notice Parties with final invoices for such Trustee Fees (subject to redaction to preserve attorney-client privilege) on two (2) business days prior to the Effective Date. If a Trustee Fee Notice Party disputes any such invoices, (i) the Debtors or Reorganized Debtors shall pay the undisputed portion of such invoices on the Effective Date, (ii) the applicable Trustee Fee Notice Party shall notify the Trustee of any disputed portion of the invoices, and (iii) the Debtors or Reorganized Debtors shall escrow the amount of any disputed portion of such invoices pending resolution by the Bankruptcy Court or by mediation. For the avoidance of doubt, nothing herein affects the rights of the Trustee to exercise its charging lien pursuant to the terms of the Unsecured Notes Indenture, and the Liquidating Trust shall assist the Trustee in effectuating such charging lien if exercised. To the extent the Trustee provides services or incurs costs or expenses, including professional fees, related to or in connection with the Plan, the Confirmation Order, the Liquidating Trust or the Unsecured Notes Indenture on and after the Effective Date, the Trustee shall be entitled to receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. The payment of such compensation and expenses will be made promptly or as otherwise agreed to by the Trustee and the Reorganized Debtors. For the avoidance of doubt, the Debtors’ rejection of the Trustee’s fee schedule pursuant to Article V of the Plan shall in no way modify or limit the Trustee’s rights to payment of the Trustee Fees hereunder.

F.           Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

G.           Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

H.           Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.       if to the Debtors, to:

Tailored Brands, Inc.

6100 Stevenson Boulevard

Fremont, California 94538

Attention: A. Alexander Rhodes, General Counsel

E-mail address: sandy.rhodes@tailoredbrands.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Attention: Joshua A. Sussberg, P.C., Christopher Marcus, P.C., and Aparna Yenamandra

E-mail addresses: joshua.sussberg@kirkland.com, cmarcus@kirkland.com, and aparna.yenamandra@kirkland.com

2.       if to the Creditors’ Committee, to:

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Blvd., 13th Floor

Los Angeles, CA 90067-4100

Attention: Jeffrey N. Pomerantz, Alan J. Kornfeld, Ira D. Kharasch, Elissa A. Wagner, and Steven W. Golden

E-mail addresses: jpomerantz@pszjlaw.com, akornfeld@pszjlaw.com, ikharasch@pszjlaw.com, ewagner@pszjlaw.com, and sgolden@pszjlaw.com

-and-

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, TX 77010

Attention: William R. Greendyke, Jason L. Boland, Bob B. Bruner, and Julie G. Harrison

E-mail addresses: william.greendyke@nortonrosefulbright.com,

jason.boland@nortonrosefulbright.com, bob.bruner@nortonrosefulbright.com, and julie.harrison@nortonrosefulbright.com

3.       if to the Consenting Term Loan Lenders:

To each Consenting Term Loan Lender at the addresses or e-mail addresses set forth in the Consenting Term Loan Lender’s signature page to the Restructuring Support Agreement (or to the signature page to a joinder or transfer agreement in the case of any Consenting Term Loan Lender that becomes a party thereto after the Restructuring Support Agreement effective date).

With copies to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Scott J. Greenberg, Matt J. Williams, Steven A. Domanowski, Keith R. Martorana, and Jeremy D. Evans

Email address: sgreenberg@gibsondunn.com, mjwilliams@gibsondunn.com, sdomanowski@gibsondunn.com, kmartorana@gibsondunn.com, and jevans@gibsondunn.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

I.            Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J.            Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

K.           Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.primeclerk.com/TailoredBrands or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.            Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, but only so as to be consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation; provided that, any such holding, alteration or interpretation shall be reasonably satisfactory to the Debtors, the ABL Agent, the DIP ABL Agent and the Required Consenting Term Loan Lenders, as applicable, solely to the extent the provisions therein affect the legal and/or economic rights of the ABL Agent and the DIP ABL Agent, as applicable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided, that any such deletion or modification must be consistent with the Restructuring Support Agreement; and (3) nonseverable and mutually dependent.

M.         Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

N.           Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

O.           Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: November 13, 2020

/s/ Holly Etlin
Holly Etlin
Chief Restructuring Officer of Tailored Brands, Inc.